Exhibit 2.1

PURCHASE AGREEMENT

by and between

ILLINOIS TOOL WORKS INC.,

and

CHERRY ACQUISITION CORPORATION,

with respect to the

FORKARDT BUSINESS

Dated as of May 9, 2013

EXHIBITS

Exhibit A - Working Capital Exhibit and Net Working Capital Principles

PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT, is made and entered into as of May 9, 2013, by and between Illinois Tool Works Inc., a Delaware corporation (the “Seller”), and Cherry Acquisition Corporation, a New York corporation (“Buyer” and, together with Seller, the “Parties” and each, a “Party”).

W I T N E S S E T H

WHEREAS, Seller, directly through its operating division and indirectly through Seller’s Affiliates, is engaged in the business of designing, manufacturing, marketing and selling worldwide under the Forkardt mark high-quality workholding devices for numerous applications in a variety of end markets, including, without limitation, automotive, machine tool OEM, industrials, medical, aerospace, energy infrastructure and commercial vehicle (collectively, the “Business”);

WHEREAS, Seller and its Affiliates conduct the Business through facilities located in France, Germany, India, Switzerland, the People’s Republic of China and the United States; and

WHEREAS, subject to the terms and conditions set forth in this Agreement, Seller desires to sell to Buyer, and Buyer, directly and through the Buyer Designees, desires to purchase the Business including substantially all the assets used to conduct the Business, the Acquired Companies, and all of the goodwill associated with the Business and the Forkardt mark.

NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties and covenants set forth herein, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE 1

CERTAIN DEFINITIONS

1.1          Certain Definitions.  As used in this Agreement, the following terms have the respective meanings set forth below.

“Accounts Receivable” means all accounts, notes and other receivables in respect of the Business, including the gross amount owed by any customers, whether as accounts or notes receivables.

“Acquired Business” has the meaning set forth in Section 5.10(b)(ii).

“Acquired Companies” means Forkardt-France, Forkardt-Germany, Forkardt-Swiss.

“Acquired Equity” means all of the outstanding Equity Interests of Forkardt-Germany, Forkardt-Swiss, and Forkardt-France.

“Affiliate” means, with respect to any Person, any other Person which directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with such Person. For purposes of this Agreement, control of a Person (and similar phrases) means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Affiliated Group” has the meaning set forth in Section 1504(a) of the Code.

“Agreement” means this Purchase Agreement, as may be amended, modified or supplemented from time to time in accordance with the terms hereof, together with any Exhibits, Schedules or other attachments hereto.

“Allocation” has the meaning set forth in Section 2.8.

“Anti-Corruption Laws” has the meaning set forth in Section 3.9(c).

“Applicable Law” means all laws, statutes, constitutions, treaties, rules, codes, ordinances, regulations, rulings, whether federal, state, local, foreign, international, or other, and all orders, judgments, injunctions, decrees, permits, certificates and licenses of any Governmental Authority, and all interpretations of any of the foregoing by a Governmental Authority having jurisdiction or any arbitrator or other judicial or quasi-judicial tribunal.

“Assigned Contracts” has the meaning set forth in Section 2.2(a)(i).

“Assumed Employee Benefit Plan” has the meaning set forth in Section 2.2(a)(xiii).

“Assumed Liabilities” has the meaning set forth in Section 2.4(a).

“Basket” has the meaning set forth in Section 7.5(b)(ii).

“Business” has the meaning set forth in the Recitals.

“Business Contracts” has the meaning set forth in Section 3.17.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in Chicago, Illinois are open for the general transaction of business.

“Business Intellectual Property” means all Intellectual Property that is used or held for use in the conduct of the Business, but excludes any rights to the names “Illinois Tool Works Inc.” and “ITW” whether separately or in conjunction with other names.

“Buyer” has the meaning specified in the first paragraph of this Agreement.

“Buyer Designees” has the meaning set forth in Section 2.9.

“Buyer Indemnitee” has the meaning set forth in Section 7.2(a).

“Cash” means cash, cash equivalents and marketable securities, as determined in accordance with GAAP.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§ 9601 et seq., any amendments thereto, any successor statutes, and the rules and regulations promulgated thereunder.

“Claim” has the meaning set forth in Section 3.10.

“Claim Notice” has the meaning set forth in Section 7.3.

“Closing” has the meaning set forth in Section 2.5(a).

“Closing Date” has the meaning set forth in Section 2.5(a).

“COBRA” means the health care continuation coverage described in Sections 601 through 608 of ERISA, Section 4980B of the Code and any similar state law.

“Code” means the Internal Revenue Code of 1986, as amended.

“Computer Systems” has the meaning set forth in Section 3.16(n).

“Confidential Information” means any information pertaining to the Business which is not available in the public domain.

“Contract” means any contract, agreement, lease, indenture, purchase order, sales order, mortgage, note, bond or other binding commitment, whether written or oral.

“Covered Claim” has the meaning set forth in Section 5.13(a).

“Disclosure Schedules” means the disclosure schedules attached to and made a part of this Agreement which correspond to Seller’s representations and warranties set forth in Article 3.

“Effective Time” means 12:01 a.m. U.S. Central Time on May 9, 2013.

“Employee” means those (a) individuals actively employed by Seller who are engaged exclusively in the Business, (b) those individuals employed by the Acquired Companies and (c) the person noted as being on disability as set forth on Schedule 3.13(o). For the avoidance of doubt, with respect to the Acquired Companies, “Employee” includes executive employees (in German: leitendeAngestellte) and, with respect to Forkardt-Germany all managing directors (in German: Geschäftsführer).

“Employee Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA (for United States Employees) and like labor laws in other countries) and each other material employee benefit plan, currently or heretofore maintained, sponsored or contributed to by Seller in respect of the Business or by the Acquired Companies, but in all cases excluding any United States Multiemployer Plan.

“Employee List” has the meaning set forth in Section 3.13(o).

“Environmental Law” means any Applicable Law or other legal requirement pertaining to pollution, the environment and/or the health or safety of the public or employees, including: the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§ 9601, et seq. (“CERCLA”); the Solid Waste Disposal Act, also known as the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901, et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11011, et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. §§ 1801, et seq.; the Clean Air Act, 42 U.S.C. §§7 401, et seq; the Clean Water Act, 33 U.S.C. §§ 1251, et seq.; the Occupational Safety and Health Act, 29 U.S.C. §§ 651, et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2602, et seq.; the River and Harbors Act of 1899, 33 U.S.C. § 401, et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701, et seq.; any foreign, international, state or local Applicable Law similar to the foregoing - including European Union regulations and directives; all regulations issued pursuant to the foregoing; all Permits issued to any Seller Entity (with respect to the Business) or

Acquired Company pursuant to the foregoing; all common law decisions and any other state, federal, foreign, international or local Applicable Law pertaining to: (a) the existence, cleanup and/or remedy of contamination on property; (b) the emission or release of any Hazardous Material into the environment, including into sewer systems or with buildings; (c) the control of hazardous wastes; (d) the use, generation, transport, treatment, storage, disposal, removal or recovery of Hazardous Materials, including hazardous building materials; or (e) worker or community protection.

“Equity Interests” of any Person means (a) shares of capital stock, shares (in German: Geschäftsanteile), limited liability company interests, partnership interests or other equity securities of such Person, (b) subscriptions, calls, warrants, options or commitments of any kind or character relating to, or entitling any Person to purchase or otherwise acquire, any capital stock, limited liability company interests, partnership interests or other equity securities of such Person, (c) securities convertible into or exercisable or exchangeable for shares of capital stock, limited liability company interests, partnership interests or other equity securities of such Person,

(d) equity equivalents, interests in the ownership or earnings of, or equity appreciation, phantom stock or other similar rights of, or with respect to, such Person, and (e) all ancillary rights pertaining to the foregoing (in German: Nebenrechte) including the rights to any undistributed profits for periods prior to the Closing Date.

“Equity Selling Subsidiaries” means (a) ITW LLC & Co KG, a limited partnership (in German: Kommandigesellschaft) existing under the laws of Germany registered with the commercial register of the local court of Duisburg under HRA 10919, owner of all of the issued and outstanding Equity Interests of Forkardt-Germany and an indirect wholly-owned subsidiary of Seller, (b) Orgapack GmbH, a company existing under the laws of Switzerland, owner of all of the issued and outstanding Equity Interests of Forkardt-Swiss and an indirect wholly-owned subsidiary of Seller, and (c) Forkardt-UK, owner of all the issued and outstanding Equity Interests of Forkardt-France and an indirect wholly-owned Subsidiary of Seller.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Excluded Assets” has the meaning set forth in Section 2.2(b).

“Excluded Liabilities” has the meaning set forth in Section 2.4(b).

“Fair Labor Standards Act” means the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. § et seq.

“Final Closing Balance Sheet” has the meaning set forth in Section 2.7(a)(i).

“Final Closing Documents” has the meaning set forth in Section 2.7(c).

“Final Closing Statement” has the meaning set forth in Section 2.7(a)(ii).

“Final Net Working Capital” shall mean the Net Working Capital as of Closing, as finally determined pursuant to Section 2.7.

“Final Purchase Price” has the meaning set forth in Section 2.7(c).

“Forkardt-France” means Forkardt France SAS, a company existing under the laws of France and a direct wholly-owned Subsidiary of Forkardt-UK.

“Forkardt-Germany” means Forkardt Deutschland GmbH, a limited liability company (in German: GesellschaftmitbeschränkterHaftung) company existing under the laws of Germany registered with the commercial register of the local court of Wuppert under HRB 13863, and an indirect wholly-owned Subsidiary of Seller.

“Forkardt India Business” means that part of the Business conducted by ITW India Limited, a company existing under the laws of India and a direct wholly owned Subsidiary of Seller.

“Forkardt-Swiss” means Forkardt Schweiz GmbH, a company existing under the laws of Switzerland and an indirect wholly-owned Subsidiary of Seller.

“Forkardt-UK” means Forkardt International, Ltd., a company existing under the laws of the United Kingdom and an indirect wholly-owned Subsidiary of Seller.

“Fundamental Representations” has the meaning set forth in Section 7.1.

“GAAP” means generally accepted accounting principles, consistently applied, in the United States on the date of this Agreement.

“General Survival Period” has the meaning set forth in Section 7.1.

“Governmental Authority” means any national, federal, state, provincial, county, municipal or local government, foreign, European Union, or domestic, or the government of any political subdivision of any of the foregoing, or any entity, authority, agency, ministry court or other similar body exercising executive, legislative, judicial, regulatory or administrative authority or functions of or pertaining to government, including any authority or other quasi-governmental entity established to perform any of such functions, including merger control authorities.

“Government Official” has the meaning set forth in Section 3.9.

“Hazardous Materials” means any “hazardous substance,” “pollutant,” or “contaminant” as defined at 42 U.S.C. § 9601, hazardous substances or mixtures as defined in Art. 3 of the European Community Regulation 2008/1272 EC, as amended, as well as any extremely hazardous substances, toxic substances, hazardous waste, pollutant, contaminant and any other substance, material or waste regulated by an Environmental Law.  Hazardous Materials shall include petroleum products, agricultural chemicals, asbestos, urea formaldehyde and polychlorinated biphenyls, regardless of whether specifically listed or designated as a hazardous material under any Environmental Law.

“Inbound Licenses” means all Contracts pursuant to which the Business uses or is granted any license with respect to any Intellectual Property of any other Person, excluding off-the-shelf software products.

“Indebtedness” shall mean, with respect to Seller (as it relates to the Business) and the Acquired Companies, the aggregate amount of all principal and interest (whether or not due) of (a) indebtedness for borrowed money or other interest-bearing indebtedness, (b) obligations evidenced by notes, bonds, debentures, letters of credit or similar instruments, including but not limited to obligations under any management agreements, or similar documents; (c) any agreements relating to the provision of credit (including, without limitation, bank loans and lines of credit), (d) any financing or lease arrangements but excluding leases of automobiles for Employees of the Business or other operating leases of the Business; (e) all obligations for the deferred purchase price, conditional sale or title retention agreement of property or assets, including without limitation all earn out payments due under any other agreements relating to the acquisition of any assets or entities or any contracts contemplated thereby(f) any sale or retention bonuses, change of control payments or bonuses, severance payment, or other similar payments or obligation in connection with the consummation of the transactions contemplated by this Agreement; (g) any obligations under interest rate or currency swap transactions; (h) all transaction related expenses, and all pension funding obligations; and (i) all guaranties and interest, penalties, fees, indemnities, make wholes, breakage costs and other charges related to any of the foregoing which, in the case of clauses (a) through (d) above, shall include all accrued interest thereon and applicable prepayment premiums and any other fees, costs or expenses payable in connection therewith.

“Indemnified Party” has the meaning set forth in Section 7.3.

“Independent Firm” has the meaning set forth in Section 2.7(d).

“Intellectual Property” means all of the following in any jurisdiction throughout the world: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, utility models (in German: Gebrauchsmuster), design patents (in German: Geschmackmuster), trade dress, logos, slogans, trade names, corporate names, Internet domain names and rights in telephone numbers, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith; (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith; (d) all mask works and all applications, registrations, and renewals in connection therewith; (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals); (f) all computer software (including source code, executable code, data, databases and related documentation); and (g) all copies and tangible embodiments thereof (in whatever form or medium).

“Intercompany Agreements” means all Contracts between any of the Acquired Companies and one or more Seller’s Affiliates.

“Inventory” means all inventory (including finished goods, work-in-process, raw materials, supplies, packaging materials and spare parts) (i) held by Seller in respect of the Business, or (ii) held by the Acquired Companies.

“IP Assignment” has the meaning set forth in Section 2.5(b)(viii).

“ITW Executive Incentive Program” means the program summary currently in effect with respect to certain Employees and as made available by Seller to the Buyer.

“ITW Separation Pay Program” means the ITW Separation Pay Plan and separation pay practices currently in effect with respect to the United States Employees and as made available by Seller to Buyer.

“ITW Tool Box” means the series of best practice business processes developed by Seller and its employees.

“Leased Property” has the meaning set forth in Section 3.19(a).

“Lien” means any mortgage, pledge, security interest, encumbrance, hypothecation, assessment, deed of trust, lease, adverse claims, lien or similar charge of any kind.

“Loss” means all damages, losses, liabilities, obligations, interest or expenses (including, without limitation, reasonable attorneys’ fees and expenses); provided, however, “Loss” shall not include any punitive, special, consequential, exemplary, incidental or other indirect damages, including loss of future revenue or income, loss measured by any multiple of earnings or revenue, diminution of value or loss of business reputation or opportunity, which result from or arise out of breach of representation or warranty made in Article 3 or Article 4, except to the extent any such excluded losses (i) are claimed by a third party; or (ii) are the result of a breach of Section 3.7 (Financial Statements; Internal Controls) of this Agreement.

“Management Financial Statements” shall have the meaning set forth in Section 3.7(a).

“Material Adverse Effect” means a material adverse effect or change, whether individually or in the aggregate, on the business, operations, properties, assets, condition (financial or otherwise), liabilities or results of operations of the Business taken as a whole; provided, however, that the following shall not be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur:  (a) conditions generally affecting the United States or world economy or generally affecting one or more industries in which the Business operates; (b) national or international political or social conditions, including acts of terrorism or the engagement in or escalation of hostilities or acts of war involving the United States; (c) any natural disaster; (d) financial, banking or securities markets conditions and changes therein (including any disruption thereof, any decline in the price of any security or any market index or change in interest rates); (e) changes in GAAP or other accounting requirements, or any interpretation thereof, after the date hereof; (f) changes in any laws, rules, regulations, orders or other binding directives issued by any Governmental Authority, and any interpretation thereof, after the date hereof; (g) any action taken by a Party in accordance with this Agreement; (h) any failure by the Business to meet any internal or disseminated projections, forecasts or revenue or earnings predictions for any period; (i) any private or governmental action, suit, proceeding, litigation, claim, arbitration or investigation arising out of or relating to this Agreement or any of the transactions contemplated hereby; or (j) any increase in competition, whether from new entrants or existing competitors in any market in which the Business operates.

“Material Contracts” has the meaning set forth in Section 3.17.

“Material Customers” has the meaning set forth in Section 3.23(a).

“Material Suppliers” has the meaning set forth in Section 3.23(b).

“National Priorities List” has the meaning set forth in 40 CFR § 300.5.

“Net Working Capital” means the consolidated current assets either included in the Purchased Assets or held by the Acquired Companies as of the close of business on the Closing Date that are included in the line item categories of current assets specifically identified on the Working Capital Exhibit, excluding all Trapped Cash less the consolidated current liabilities either included in the Assumed Liabilities or of the Acquired Companies as of the close of business on the Closing Date that are included in the line item categories of current liabilities specifically identified on the Working Capital Exhibit, in each case, without duplication, and as determined (a) in accordance with the rules, methods, policies, practices and procedures (with consistent classification, judgments and estimation methodology) set forth on the Net Working Capital Principles and in accordance with GAAP, and (b) without giving effect to the transactions contemplated hereby.

“Net Working Capital Allowance” means an amount equal to $767,100.

“Net Working Capital Principles” has the meaning set forth in Section 2.7(c).

“New Plans” has the meaning set forth in Section 5.5(a).

“Non-U.S. Employees” has the meaning set forth in Section 2.7(c).

“Notice of Objection” has the meaning set forth in Section 2.7(c).

“Outbound Licenses” means all Contracts pursuant to which the Business has granted any other Person any license, option or other rights with respect to any Business Intellectual Property, including any Contracts pursuant to which the Business has agreed to any restriction on the right of the Business to use or enforce any Business Intellectual Property.

“Owned Property” has the meaning set forth in Section 3.19(a).

“Party” has the meanings set forth in the first paragraph of this Agreement.

“Permits” means permits, licenses, approvals, certificates and other authorizations issued or granted by a Governmental Authority.

“Permitted Liens” means (a) inchoate mechanics’, materialmens’, carriers’, workmens’, repairmens’, and contractors’ Liens and other inchoate Liens arising pursuant to statute in the ordinary course of business and for amounts which are not delinquent, (b) easements, covenants, instruments, agreements, rights-of-way, restrictions and other charges and encumbrances of record set forth on Schedule 1.1, (c) statutory Liens for Taxes not yet due and payable, (d) purchase money Liens securing rental payments under capital lease arrangements, (e) statutory Liens to secure obligations owed to landlords with respect to the Leased Property, and (g) with respect to the Owned Property and the Leased Property, the matters set forth in Schedule 1.1.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, association, Governmental Authority or other organization, whether or not a legal entity.

“Pre-Closing Income Tax Returns” has the meaning set forth in Section 5.6(a).

“Pre-Closing Taxes” has the meaning set forth in Section 5.6(a)(iii)(3).

“Preliminary Closing Statement” has the meaning set forth in Section 2.6(a).

“Preliminary Net Working Capital” shall mean the Net Working Capital as estimated by Seller in the Preliminary Closing Statement pursuant to Section 2.6(a).

“Preliminary Purchase Price” has the meaning set forth in Section 2.6(b).

“Public Grants” has the meaning specified in Section 3.29.

“Purchase Price” has the meaning set forth in Section 2.3.

“Purchased Assets” has the meaning set forth in Section 2.2(a).

“Real Property” has the meaning set forth in Section 3.19(a).

“Real Property Lease” has the meaning set forth in Section 3.19(b).

“Reference Balance Sheet” means the balance sheet of the business as of March 31, 2013 as included in the Management Financial Statements.

“Registered Business Intellectual Property” has the meaning set forth in Section 3.16(a).

“Released Parties” means each of the Acquired Companies (and to the extent they would be liable in respect of their position with any of the foregoing, each of the present and former officers, directors, shareholders, representatives, employees, agents, affiliates, subsidiaries, predecessors, successors, assigns, beneficiaries, heirs, executors, insurers, personal representatives and attorneys of the foregoing).

“Releasing Parties” has the meaning set forth in Section 5.11 (b)

“Responsible Party” has the meaning set forth in Section 7.3.

“Restricted Business” means the business of designing, manufacturing, marketing and/or selling workholding devices, for any application, to end-users or OEMs.

“Restrictive Term” has the meaning set forth in Section 5.10(a).

“Retention and Incentive Award” means the retention letters by and between Seller and the Employees set forth in Schedule 3.13(b).

“Seller” has the meaning specified in the first paragraph of this Agreement.

“Seller Entity” means one of the Seller Entities.

“Seller Entities” means, collectively, Seller and each Equity Selling Subsidiary.

“Seller Indemnitee” has the meaning set forth in Section 7.2(b).

“Seller Knowledge Representatives” means each of the following employees of Seller and its Affiliates (including the Acquired Companies) who have responsibility for the operation of the Business; Gary Swink, Mark Schwalbe, Steven Houseal, William Sepanik, Christine Aufaure (solely with respect to Forkardt-France), Franck Goy (solely with respect to Forkardt-France), NicolaasBos (solely with respect to Forkardt-Germany), Thomas Lötzsch (solely with respect to Forkardt-Germany), Paul Biellmann (solely with respect to Forkardt-Swiss), RetoSchmid (solely with respect to Forkardt-Swiss), Karen Bright (solely with respect to the Business in the United States) and Christopher Brown (solely with respect to the Business in the United States).

“Seller’s Insurance Policies” has the meaning set forth in Section 5.13(a).

“Seller’s Knowledge” (or similar phrases with the same effect) means the knowledge of a particular fact, circumstance, event or other matter in question of the Seller Knowledge Representatives. Any such Seller Knowledge Representative will be deemed to have knowledge of a particular fact, circumstance, event or other matter if (a) such Seller Knowledge Representative has actual knowledge of the fact, circumstance or event or (b) knowledge of such fact, circumstance or event would be obtained by reasonable inquiry under the circumstances taking into account the employment responsibilities of such Seller Knowledge Representative.

“Straddle Period” has the meaning set forth in Section 5.6(a)(ii).

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association or other business entity of at least fifty percent (50%) of the voting stock or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof.

“Survival Periods” has the meaning set forth in Section 7.1.

“Target Net Working Capital” shall mean $7,671,000.

“Tax” or “Taxes” means any federal, state, local or foreign, statutory, income, corporate income, municipal and governmental duties, withholding gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), franchise, profits, capital, withholding social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, custom duty, trade wealth, wage, goods and services, alternative or add-on minimum, estimated, or other tax of any kind and any other form of taxation, levy, duty, charge, contribution, withholding or impost of whatever nature and all social security contributions, and with respect to the foregoing, any secondary liabilities (in German: Haftungsschulden), related fine, penalty, surcharge charges, costs or interest or similar charges or other additions thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.  For the avoidance of doubt, the definition of “Tax” or “Taxes” includes all kinds of taxes and similar assessments or charges wheresoever arising within the meaning of Section 3 of the German Tax Code (in German: Abgabenordnung) or the relevant provisions under applicable foreign law or tax equivalents (i.e., in German: Steuerausgleichs-oder-Umlagezahlungen in steuerlichenOrganscharftverhältnissen).

“Tax Proceeding” has the meaning set forth in Section 5.6(b).

“Tax Return” means any return, report, statement, declaration, claim for refund, information return or other document (including any related or supporting schedule, statement or information) filed or required to be filed in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax (including any amendment thereof).

“Terminating Intercompany Agreements” means all of the Intercompany Agreements.

“Third Party Claim” has the meaning set forth in Section 7.4(a).

“Transaction Documents” means, collectively, this Agreement and all other agreements and documents entered into in connection with the closing of the transactions contemplated hereby.

“Transfer Taxes” means any transfer, documentary, sales, use, stamp, registration or other similar Taxes and fees.

“Transferred Employee” has the meaning set forth in Section 5.5.

“Trapped Cash” means the Cash held by the Acquired Companies as of the Effective Time.

“United States Employees” means Employees that are employed in the United States.

“Unresolved Items” has the meaning set forth in Section 2.7(d).

“Working Capital Exhibit” refers to the contents of Exhibit A .

1.2                               Interpretation. The table of contents and headings (excluding the definitions specified therein) contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Unless otherwise indicated to the contrary herein by the context or use thereof:  (a) the words, “hereby”, “herewith”, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole and not to any particular Section or paragraph hereof; (b) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; (c) masculine gender shall also include the feminine and neutral genders, and vice versa; (d) words (including defined terms) importing the singular shall also include the plural, and vice versa; (e) references to “Articles,” “Exhibits,” “Sections” or “Schedules” shall be to Articles, Exhibits, Sections or Schedules of or to this Agreement; (f) the sign “$” means the lawful currency of the United States of America; (g) all references to “days” mean calendar days, unless otherwise indicated; (h) any references in this Agreement to dollar amount thresholds shall not be deemed to be evidence of a Material Adverse Effect or materiality; (i) “or” is used in the sense of “and/or”, “any” is used in the sense of “any or all”, (j) unless expressly stated herein to the contrary, reference to any document, including this Agreement, will be deemed to also refer to each annex, addendum, exhibit, schedule or other attachment thereto, and (k) unless expressly stated herein to the contrary, reference to any Applicable Law means such Applicable Law as amended, modified, codified, replaced or reenacted, in whole or part, and as in effect from time to time, including any rule or regulation promulgated hereunder.

ARTICLE 2

PURCHASE AND SALE

2.1                               Purchase and Sale. At the Closing, upon the terms and subject to the conditions set forth in this Agreement:

a.                                      Seller shall sell, assign, transfer, convey and deliver to Buyer (or the applicable Buyer Designee), all of Seller’s right, title and interest in and to the Purchased Assets, and Buyer (or the applicable Buyer Designee) shall purchase and acquire from Seller all right, title and interest in and to the Purchased Assets, free and clear of any Liens (except Permitted Liens); and

b.                                      Seller shall cause the Equity Selling Subsidiaries to sell, assign, transfer, convey and deliver to Buyer (or the applicable Buyer Designee), the Acquired Equity, and Buyer (or the applicable Buyer Designee) shall purchase and acquire from the Equity Selling Subsidiaries, all of their right, title and interest in and to the Acquired Equity, free and clear of any Liens.

2.2                               Purchased Assets; Excluded Assets.

a.                                      Purchased Assets. As used herein, the term “Purchased Assets” means all of the assets, properties, rights, claims, privileges, and interests of Seller of every kind and character and wherever located, in each case primarily relating to, primarily used in, or primarily arising out of the Business.  Without limiting the generality of the foregoing, the Purchased Assets include all of Seller’s right, title and interest in and to the following:

(i)                                     all rights under Contracts primarily related to the Business, including the Material Contracts to which Seller is a party listed on Schedule 3.17 (the “Assigned Contracts”);

(ii)                                  all machinery (including machinery at supplier locations), equipment, tooling (including tooling at supplier locations), motor vehicles and rolling stock (including trucks, tractors and trailers), goods, supplies, fixtures, office equipment, computer hardware, communication equipment, furniture and office materials of the Businessand undeposited checks consisting of held checks and other similar instruments in respect of the Business;

(iii)                               all Accounts Receivable;

(iv)                              all Inventory, wherever located;

(v)                                 all deposits with suppliers, prepaid expenses and expense deposits;

(vi)                              the Owned Property;

(vii)                           except to the extent an Excluded Asset, all books, records, ledgers, files, manuals, documents, books of account, correspondence, memoranda, forms, sales and credit reports, customer lists, brochures, plats, architectural plans, drawings and specifications, new product development materials and advertising or promotional materials in respect of the Business, including any employee records that relate to any Transferred Employees;

(viii)                        all claims, choses in action, causes of action and judgments relating to any Purchased Asset or Assumed Liability (but not claims, choses in action, causes of action or judgments relating to any Excluded Asset or Excluded Liability);

(ix)                              the Business Intellectual Property;

(x)                                 all Permits associated with the operation of the Business, to the extent the transfer thereof is permitted by Applicable Law;

(xi)                              all assets and properties reflected on the Management Financial Statements that have not been disposed of in the ordinary course of business since the date of the most recent balance sheet included in the Management Financial Statements, excluding any Excluded Assets;

(xii)                           all assets and properties reflected on the Final Closing Balance Sheet and the Final Closing Statement;

(xiii)                        the Employee Benefit Plan set forth on Schedule 2.2(a)(xiii) (the “Assumed Employee Benefit Plan”).

(xiv)                       all goodwill and the going concern value of the Business; and

(xv)                          all other assets not specifically identified in Section 2.2(a)(i)-(xiv) that are not Excluded Assets and that are primarily used in connection with the operation and conduct of the Business.

b.                                      Excluded Assets. Notwithstanding the foregoing and anything herein to the contrary, from and after the Closing, Seller shall retain all of their right, title and interest in and to, and there shall be excluded from the sale, conveyance and transfer to Buyer hereunder, and the Purchased Assets shall not include, any of the following assets, properties or rights, tangible or intangible, of Seller that do not constitute Purchased Assets (the “Excluded Assets”):

(i)                                     all Cash held by Seller on behalf of or for the account of the Business, except to the extent on the Final Closing Statement;

(ii)                                  all refunds of Taxes to the extent that the Taxes being refunded constitute an Excluded Liability;

(iii)                               all claims, choses in action, causes of action and judgments related to an Excluded Asset or Excluded Liabilities (but not any such claims, choses in action, causes of action of judgments relating to any Purchased Asset or Assumed Liability);

(iv)                              all Tax Returns of Seller and its Affiliates (other than those that relate exclusively to the Acquired Companies);

(v)                                 any Contract not disclosed in Schedule 3.17 of the Disclosure Schedules if (i) such non-disclosure constitutes a misrepresentation under Section 3.17 and (ii) the assumption of such Contract by Buyer (or the applicable Buyer Designee) would, in Buyer’s reasonable determination, materially and adversely affect such Buyer (or the applicable Buyer Designee), unless Buyer gives written notice to Seller that it deems such Contract to constitute an Assigned Contract.

(vi)                              all rights of Seller and its Affiliates under this Agreement and any other Transaction Document;

(vii)                           all of Seller’s books, records, ledgers, files, manuals, documents, books of account, correspondence, memoranda, forms, sales and credit reports, customer lists, brochures, plats, architectural plans, drawings and specifications, new product development materials and advertising or promotional materials that do not relate exclusively to the Business, including any employee records that relate primarily to any Employees in the United States that do not become Transferred Employees;

(viii)                        the charter, qualifications to conduct business, arrangements with registered agents, taxpayer and other identification numbers, seals, minute books and other documents relating to the organization, maintenance and existence of Seller as a legal entity;

(ix)                              except for the Assumed Employee Benefit Plan, all Employee Benefit Plans maintained by Seller with respect to the Employees in the United States (including all trusts, insurance policies and administrative service contracts related thereto);

(x)                                 subject to Section 5.13, all insurance policies in respect of the Business, including Seller’s rights under any policies of insurance purchased by Seller and any proceeds or premium refunds payable or paid thereunder or with respect thereto;

(xi)                              all bank accounts of Seller;

(xii)                           all Intellectual Property of Seller and its Affiliates, other than the Business Intellectual Property;

(xiii)                        all assets and services relating to the administrative and shared services provided to the Business by Seller and its Affiliates, including group management, financial reporting, human resources, employee benefits, payroll, training, information technology, intellectual property, internal audit, legal, risk management, tax, treasury, strategic sourcing, lobbying services and the ITW Tool Box training materials;

(xiv)                       any personnel, payroll, benefits, work authorization, training and other associated records related to any Employee in the United States that is not a Transferred Employee;

(xv)                          any assets or properties of the Forkardt India Business, which assets and properties will be conveyed to Buyer, or an affiliate of Buyer, pursuant to the terms of the India Purchase Agreement;

(xvi)                       all other assets and properties of Seller not used primarily in the conduct of the Business.

c.                                       Treatment of Acquired Equity. Notwithstanding anything herein to the contrary, this Section 2.2 and Section 2.4 are intended by the Parties to address the assignment and transfer of the assets, properties, liabilities and obligations held by Seller in respect of the Business. The Parties agree that the assets, properties, rights, liabilities and obligations held by the Acquired Companies are not being separately conveyed to Buyer hereunder but rather will continue to be held by the Acquired Companies following the Closing and conveyed to (and assumed by) Buyer (or the applicable Buyer Designee) by virtue of the acquisition of the Acquired Equity pursuant to Section 2.1(b) and subject to the other terms and conditions set forth herein.

2.3                               Purchase Price. The aggregate purchase price for the Purchased Assets and the Acquired Equity (“Purchase Price”) shall equal: (a) THIRTY-FOUR MILLION TWO HUNDRED FIFTY THOUSAND AND 00/100 DOLLARS (US$34,250,000.00 ), minus (b) the excess (if any) of the Target Net Working Capital over the Final Net Working Capital, (c) plus the Trapped Cash, plus(d) the excess (if any) of the Final Net Working Capital over the Target Net Working Capital, minus (e) any Indebtedness to the extent not paid by Seller (or otherwise released) as of Closing and actually assumed by Buyer (or any Buyer Designee) as of Closing, minus (f) all of the Indebtedness of the Acquired Companies as of Closing.  Notwithstanding the foregoing, if the Final Net Working Capital does not exceed the Target Net Working Capital by more than the Net Working Capital Allowance and the Target Net Working Capital does not exceed the Final Net Working Capital by more than the Net Working Capital Allowance, then the Purchase Price shall equal THIRTY-FOUR MILLION TWO HUNDRED FIFTY THOUSAND DOLLARS AND 00/100 (US $34,250,000.00) plus the Trapped Cash, minus any Indebtedness assumed by Buyer (or any Buyer Designee) and minus all Indebtedness of the Acquired Companies as of Closing.

2.4                               Assumption of Liabilities.

a.                                      Assumed Liabilities. As additional consideration for the purchase of the Purchased Assets, at the Closing and subject to the terms and conditions set forth in this Agreement (including Buyer’s indemnification rights under Article 7), Buyer (or the applicable Buyer Designee) shall assume and agree to fully pay, discharge, satisfy and perform, only the following obligations and liabilities of Seller relating to the Business, and no others (collectively, the “Assumed Liabilities”):

(i)                                     all of the liabilities and obligations of Seller arising under or relating to any Assigned Contract but not including any liability arising out of any breach or default of such Assigned Contract, or relating to portions thereof performed or to be performed, on or before the Closing Date;

(ii)                                  liabilities and obligations for personal injury or property damage relating to products manufactured by the Business to the extent the date of occurrence is after the Effective Time;

(iii)                               all obligations and liabilities of Seller to repair or replace products of the Business to the extent such obligations arise out of written or statutory warranties;

(iv)                              all liabilities and obligations of the Seller, its Affiliates or the Business arising under any Environmental Laws with respect to the Owned Property, to the extent that claims are first asserted, litigation is initiated or written notice from any Governmental Authority shall have been received regarding any alleged violation of Environmental Laws more than thirty-six (36) months after Closing; provided, however, that Buyer’s obligations under this Section 2.4(a)(iv) shall be limited to (1) the existence, cleanup and/or remedy of contamination on the Owned Property; and (2) the emission or release of any Hazardous Material from the Owned Property into the environment;

(v)                                 all of the liabilities and obligations reflected on Final Closing Statement;

(vi)                              all Indebtedness of Seller as of the Closing that reduces the Purchase Price pursuant to Section 2.3(d) and which does not exceed $500,000 in the aggregate;

(vii)                           all liabilities and obligations under the Assumed Employee Benefit Plan; and

(viii)                        all liabilities and obligations regarding infringement of Intellectual Property related to the Business to the extent that (a) claims are first asserted or litigation is initiated more than eighteen (18) months after Closing or (b) claims are first asserted or litigation is initiated up to eighteen (18) months after Closing for activity that first occurred pre-Closing and such claim or litigation seeks damages for any activity after Closing.

b.                                      Excluded Liabilities. Notwithstanding anything to the contrary in this Agreement, neither Buyer nor any Affiliate of Buyer (including the Buyer Designees) shall assume or have any obligation or liability for any of the liability or obligation of Seller of any nature which is not specifically included in the Assumed Liabilities (collectively, the “Excluded Liabilities”).  Without limiting the generality of the foregoing, the Assumed Liabilities do not include:

(i)                                     any liability or obligation for any Tax imposed on Seller or any Affiliate of Seller or any member of any Affiliated Group of which Seller or any Affiliate of Seller is or was a member, except to the extent accrued as a current liability in the Final Closing Statement;

(ii)                                  liabilities and obligations for personal injury or property damage relating to products manufactured by the Business in the United States to the extent the date of occurrence is on or prior to the Effective Time;

(iii)                               any claim, obligation or liability arising from or relating to any Excluded Asset;

(iv)                              any Indebtedness of Seller or its Affiliates for borrowed money or otherwise evidenced by a note, bond, debenture or similar instrument;

(v)                                 any fees, costs and expenses that have been incurred or that are incurred by Seller or its Affiliates in connection with the consummation of the transactions contemplated by this Agreement;

(vi)                              any obligation or liability of the Business in favor of Seller or any of its Affiliates pursuant to any agreements or binding arrangements in effect as of the Closing;

(vii)                           any obligation of Seller or any Affiliate arising out of this Agreement or any Transaction Document;

(viii)                        any obligation or liability arising out of or relating to any Employee Benefit Plan (for the avoidance of doubt, this does not include Employee Benefit Plans maintained by Acquired Companies or the Assumed Employee Benefit Plan);

(ix)                              any liability or obligation for personal injury or property damage occurring or alleged to have occurred prior to the Closing in the United States; and

(x)                                 any liability arising out of relating to any business of Seller or any Affiliate other than the Business.

2.5                               Closing.

a.                                      The closing of the purchase and sale of the Purchased Assets and Acquired Equity contemplated hereby (the “Closing”) shall take place remotely via the electronic exchange of documents and signatures on the Closing Date immediately upon the execution and delivery of this Agreement by all Parties.  The date of the Closing is referred to herein as the “Closing Date.” The Parties acknowledge and agree that (i) all proceedings at the Closing shall be deemed to be taken and all documents to be executed and delivered by all Parties at the Closing shall be deemed to have been taken and executed simultaneously, and no proceedings shall be deemed taken nor any documents executed or delivered until all have been taken, executed or delivered, and (ii) the Closing shall be deemed to have occurred at the Effective Time.

b.                                      Subject to the terms and conditions hereof, at the Closing, Seller shall deliver to Buyer:

(i)                                     one or more bills of sale and assignment and assumption agreements from Seller with respect to the conveyance of the Purchased Assets to Buyer or the applicable Buyer Designee and the assumption of the Assumed Liabilities by Buyer or the applicable Buyer Designee in form and substance mutually satisfactory to Buyer and Seller;

(ii)                                  the certificates and other instruments representing the Acquired Equity being purchased hereunder, accompanied by instruments of transfer or assignment endorsed in blank, dated the Closing Date, duly executed by the applicable Entity Selling Subsidiary and in each case in form suitable for transfer to the applicable Buyer Designee and reasonably satisfactory to Buyer;

(iii)                               the additional instruments effecting or relating to the sale and purchase of the Acquired Equity as specified on Schedule 2.5(b)(iii).

(iv)                              a covenant deed (inclusive of the record description of the Owned Property and the notes and bounds perimeter legal description of the Owned Property be prepared by Buyer’s surveyor), duly executed by Seller and in recordable form, conveying the Owned Property to Buyer free and clear of all Liens, except for (1) Permitted Liens and (2) such matters as are acceptable to Buyer in its sole and absolute discretion, together with all documents for instruments that may be required under Applicable Law or reasonably required by Buyer’s title insurance company to transfer the Owned Property to Buyer subject only to Permitted Liens, including any Seller’s affidavits, title affidavits, “gap undertakings” or non-imputation affidavits required by such title insurance company and any revenue or tax certificates or statements, or any certifications related to the environmental condition of such Owned Property;

(v)                                 the additional instruments and documents effecting or relating to the sale and purchase of the Owned Property as are specified in Schedule 2.5(b)(v);

(vi)                              a certificate dated as of the Closing Date from Seller in the applicable form set forth in Section 1.1445-2(b)(2)(iii) of the United States Treasury Regulations, so that Buyer is exempt from withholding any portion of the Purchase Price thereunder;

(vii)                           the closing certificate of Seller as provided for in Section 6.2(d);

(viii)                        duly executed copies of the assignments of Registered Business Intellectual Property listed on Schedule 3.16(a) (to the extent not owned by an Acquired Company (the “IP Assignments”); and

(ix)                              such other customary closing documents and instruments as required by this Agreement or reasonably requested by the Buyer.

c.                                       Subject to the terms and conditions hereof, at the Closing, Buyer shall deliver to Seller:

(i)                                     Buyer shall pay the Preliminary Purchase Price via wire transfer of immediately available funds to an account previously designated by Seller;

(ii)                                  the duly executed bill of sale and assignment and assumption agreements and other instruments as provided for in Section 2.5(b)(ix);

(iii)                               the closing certificate of Buyer as provided for in this Section 6.3(c);

(iv)                              the duly executed IP Assignments; and

(v)                                 such other customary closing documents and instruments as required by this Agreement or reasonably requested by the Seller.

2.6                               Preliminary Closing Statement; Payment of Preliminary Purchase Price; Trapped Cash; Indebtedness.

a.                                      No later than three (3) Business Days prior to the Closing Date, Seller shall deliver to Buyer a preliminary closing statement setting forth a good faith estimate of the Preliminary Net Working Capital, the Trapped Cash and any Indebtedness that will be assumed by Buyer or owed by the Acquired Companies at the Closing (the “Preliminary Closing Statement”). The Preliminary Closing Statement shall be prepared in good faith in accordance with GAAP and the policies used in deriving the Management Financial Statements consistently applied in accordance with past practice and calculated consistent with the adjustments, procedures and methodologies set forth on Exhibit A (the “Net Working Capital Principles”). Buyer shall promptly provide any comments it has to Seller on such Preliminary Closing Statement following receipt from Seller, and Buyer and Seller shall, taking Seller’s draft and Buyer’s comments thereto into consideration, agree to a final draft of the Preliminary Closing Statement prior to Closing.

b.                                      The Purchase Price to be paid at Closing (the “Preliminary Purchase Price”) shall equal:

(i)                                     THIRTY-FOUR MILLION TWO HUNDRED FIFTY THOUSAND AND 00/100 DOLLARS (US$34,250,000.00), minus;

(ii)                                  the excess (if any) of the Target Net Working Capital over the Preliminary Net Working Capital, plus;

(iii)                               the Trapped Cash; plus

(iv)                              the excess (if any) of the Preliminary Net Working Capital over the Target Net Working Capital, minus;

(v)                                 any Indebtedness reflected on the Preliminary Closing Statement that will not be paid by Seller (or otherwise released) as of Closing and will be assumed by Buyer as of Closing, minus;

(vi)                              all of the Indebtedness of the Acquired Companies as of Closing.

Notwithstanding the foregoing, if the Preliminary Net Working Capital does not exceed the Target Net Working Capital by more than the Net Working Capital Allowance and the Preliminary Net Working Capital is not less than the Target Net Working Capital by more than the Net Working Capital

Allowance, then the Preliminary Purchase Price shall be THIRTY-FOUR MILLION TWO HUNDRED FIFTY THOUSAND AND 00/100 DOLLARS ($34,250,000.00) plus the Trapped Cash, minus any Indebtedness assumed by Buyer (or any Buyer Designee) and minus all Indebtedness of the Acquired Companies as of Closing.

c.                                       The Preliminary Purchase Price shall be paid by Buyer at the Closing to Seller in accordance with written instructions delivered to Buyer prior to the Closing.

d.                                      Seller acknowledges and agrees that the amount Indebtedness in the Acquired Companies at the Effective Time shall not exceed$250,000.00 in the aggregate

2.7                               Post-Closing Adjustment.

a.                                      Within sixty (60) days of the Effective Time, Buyer shall prepare and deliver to Seller:

(i)                                     an unaudited consolidated balance sheet of the Business (the “Final Closing Balance Sheet”) as of the Effective Time; and

(ii)                                  a final closing statement of the Business (the “Final Closing Statement”) as of the Effective Time, reflecting Buyer’s calculation of:

(1)                                 the Net Working Capital and Indebtedness assumed by Buyer (or the applicable Buyer Designee) as of the Effective Time;

(2)                                 Indebtedness of the Acquired Companies as of the Effective Time;

(3)                                 the difference between the Preliminary Purchase Price and the Purchase Price shown on the Final Closing Statement (determined in accordance with Section 2.3 by substituting the Net Working Capital and assumed Indebtedness amounts shown on the Final Closing Statement for those previously appearing on the Preliminary Closing Statement);

(4)                                 the Trapped Cash; and

(5)                                 the resulting final Purchase Price calculated in accordance with Section 2.3 (the “Final Purchase Price”).

b.                                      The Final Closing Balance Sheet and Final Closing Statement shall be prepared in good faith in accordance with GAAP, the Management Financial Statements and the Net Working Capital Principles.  In the event of any conflict or inconsistency among the foregoing, the Net Working Capital Principles shall take precedence.

c.                                       Seller may dispute Buyer’s calculation of the Final Closing Balance Sheet or the Final Closing Statement (collectively, the “Final Closing Documents”) (or any element thereof) by notifying Buyer in writing, setting forth in reasonable detail the particulars of such disagreement (the “Notice of Objection”), within thirty (30) days after Seller’s receipt of the Final Closing Documents.  In the event that Seller does not deliver a Notice of Objection to Buyer within such thirty (30) day period, Seller shall be deemed to have accepted Buyer’s calculation of the Final Purchase Price set forth in the Final Closing Documents.  In the event that a Notice of Objection is timely delivered, Buyer and Seller shall use their respective commercially reasonable efforts and exchange any information reasonably requested by the other Party for a period of thirty (30) days after Buyer’s receipt of the Notice of Objection, or such longer period as the Parties may agree in writing, to resolve any disagreements set forth in the Notice of Objection.

d.                                      If Buyer and Seller are unable to resolve such disagreements within such thirty (30) day period and if (x) the items that remain in dispute at the end of such period (the “Unresolved Items”) total less than $500,000.00, then the Unresolved Items shall be deemed to have been resolved by Seller and Buyer by splitting equally the amount of such Unresolved Items, and the calculations of the Final Closing Documents shall be finally modified so as to reflect such resolution of the Unresolved Items; or (y) the Unresolved Items total at least $500,000.00, then, within thirty (30) days thereafter, either Seller or Buyer mayrequire that an independent accounting firm of recognized national standing as may be mutually selected by Buyer and Seller (the “Independent Firm”) shall resolve the Unresolved Items provided that if the Parties are unable to agree on an Independent Firm, the Parties agree that KPMG LLP shall serve as the Independent Firm.  Buyer and Seller shall instruct the Independent Firm to determine as promptly as practicable, and in any event within ninety (90) days after the date on which such dispute is referred to the Independent Firm, based solely on the provisions of this Agreement, and the written presentations by Seller and Buyer, and not on an independent review, whether and to what extent (if any) the calculations of Final Closing Documents require adjustment.  In resolving any Unresolved Item, the Independent Firm (A) may not assign a value to any item greater than the greatest value for such item claimed by either Party or less than the smallest value for such item claimed by either Party, and (B) may not take oral testimony from the Parties hereto or any other Person.  Seller and Buyer shall give each other copies of any written submissions at the same time as they are submitted to the Independent Firm.  The fees and expenses of the Independent Firm shall be allocated between the Parties based upon the percentage which the portion of the contested amount not awarded to each Party bears to the amount actually contested by such Party.  The determination of the Independent Firm shall be set forth in a written statement delivered to Seller and Buyer and shall be final, conclusive and binding on the Parties, absent fraud or manifest error.

e.                                       If the Final Closing Statement shows that an amount is due Buyer (because the Preliminary Purchase Price is greater than the Final Purchase Price shown on the Final Closing Statement), Seller shall promptly pay such difference to Buyer, in cash. If the Final Closing Statement shows that an amount is due Seller (because the Preliminary Purchase Price is less than the Final Purchase Price shown on the Final Closing Statement), Buyer shall promptly pay such excess to Seller, in cash.

2.8                               Allocation of Purchase Price. The Parties will (and will cause their applicable Affiliates to) allocate the Purchase Price substantially in accordance with Schedule 2.8 (the “Allocation”) and Applicable Law. The Parties agree to work together after the date hereof to reach a mutual agreement with respect to a final allocation; provided, that such final allocation shall be consistent with the methodologies set forth on Schedule 2.8. If the Parties have not come to agreement on the final allocation within 120 days after Closing, then any disputed matters will be finally and conclusively determined by the Independent Firm.  The Independent Firm will determine only those matters in dispute and will render a written report as to the disputed matters and the resulting allocation of Purchase Price, which report shall be conclusive and binding upon the Parties. Buyer and Seller shall share equally in all costs attributable to the review and determination by the Independent Firm.  Following the Closing, the Parties will, and will cause their respective Affiliates to, make consistent use of such Allocation as adjusted to reflect any adjustment pursuant to Section 2.7, if any.  With respect to such Allocation, each Party (a) will be bound by such Allocation, (b) will (and will cause its respective Affiliates to) act in accordance with such Allocation in the preparation of all financial statements and the filing of all Tax Returns and in the course of any Tax audit, Tax review or other Tax proceeding relating thereto, (c) will (and will cause its respective Affiliates to) take no position inconsistent with such Allocation for Tax purposes (including in connection with any proceeding), unless in each case otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code, and (d) not later than thirty (30) days before the filing of its IRS Forms 8594 (whether initial or supplemental) relating to the transactions contemplated herein, will deliver to each other a true, correct and complete copy of such IRS Forms.

2.9                               Buyer Designees. The Parties acknowledge and agree that, for the purposes of their mutual convenience, certain provisions of this Agreement specify Buyer as the purchaser of the Purchased Assets and Acquired Entity and as the party assuming the Assumed Liabilities. Notwithstanding any such provision of this Agreement, the Affiliates of Buyer identified on Schedule 2.9 (“Buyer Designees”) will acquire the Purchased Assets or Acquired Equity and assume the Assumed Liabilities, in each case directly from Seller or the Entity Selling Subsidiary, as applicable, to the extent specified in Schedule 2.9. All applicable Transaction Documents will properly reflect such direct conveyance or assumption.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES RELATING TO THE BUSINESS

Seller hereby represents and warrants to Buyer as of the date hereof:

3.1                               Organization and Qualification.

a.                                      Each Seller Entity and each Acquired Company is duly organized, validly existing and in good standing under the laws of its respective jurisdictions of organization as specified on Schedule 3.1. Each Seller Entity and each Acquired Company has the company power and authority necessary to own or lease its properties and assets and to carry on its business as presently conducted.

b.                                      Each Seller Entity and each Acquired Company is duly qualified to do business in each jurisdiction in which it is so required by Applicable Law, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect. Seller has made available to Buyer true and complete copies of the articles of incorporation, articles of association, and by-laws (or similar organizational documentation) of each Seller Entity and each Acquired Company, and all respective amendments thereto, as currently in effect, and each such organizational document is fully effective and enforceable.

c.                                       All facts to be entered in the commercial register and documents to be submitted to the commercial register of Forkardt-Germany and of ITW LLC & Co. KG have been filed or submitted in a complete, accurate and timely manner.  There are no resolutions or other facts which must be entered in the commercial register and which have not been included in the register extracts made available by Seller to Buyer.  The shareholder list on file with the commercial register for Forkardt-Germany is complete and correct.

d.                                      No insolvency or similar proceedings have been, or have been threatened to be, opened or applied for regarding the assets of any Seller Entity or Acquired Company, and there are no circumstances which would require or justify the opening of or application for such proceedings.  No Seller Entity or Acquired Company is illiquid (in German: zahlungsunfähig) or over-indebted (in German: überschuldet).

3.2                               Authorization. Seller has all requisite corporate power and authority to execute and deliver this Agreement, and to perform Seller’s obligations hereunder.  Each Seller Entity has all requisite power and authority to execute and deliver each Transaction Document to be executed by such Seller Entity and to perform such Seller Entity’s obligations thereunder.  This Agreement and each Transaction Document to be executed by the Seller Entities has been duly authorized, executed and delivered by each Seller Entity, as applicable and, assuming that this Agreement has been duly and validly authorized, executed and delivered by Buyer, constitutes a valid and binding agreement of each Seller Entity, enforceable against each Seller Entity in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

3.3                               Non-contravention. Except as set forth on Schedule 3.3, neither the execution and delivery of this Agreement by Seller nor any other Transaction Document to be executed by any of the Seller Entities, the consummation of the transactions contemplated hereby or thereby, nor the fulfillment of and the performance by any of the Seller Entities of its obligations hereunder or thereunder will (i) contravene any provision contained in the articles of incorporation, articles of association or bylaws (or similar organizational documents, as applicable) of any Seller Entity or any Acquired Company, (ii) violate or result in a breach of, or constitute a default under, require the consent of any Person under or create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under, any material penalty or material additional payment obligations under any Contract including without limitations the Assigned Contracts and the Contracts to which one or more of the Acquired Companies are a party to or are otherwise subject to, (iv) result in an imposition or the creation of any Lien on any Purchased Asset, Acquired Equity or any assets of the Acquired Companies, or (v) assuming satisfaction of the requirements set forth in Schedule 3.5 below, violate any result in a breach of any judgment, order, decree, statute, law, rule or regulation or other restriction of any Governmental Authority, in each case to which a Seller Entity or an Acquired Company is a party or by which the Business is bound.

3.4                               Title. The Equity Selling Subsidiaries each have good and valid title to the Acquired Equity free and clear of all Liens.  Seller has good and valid title to the Purchased Assets, free and clear of all Liens (except Permitted Liens).  The Acquired Companies each have good and valid title to the assets of their respective companies, free and clear of all Liens (except Permitted Liens). Each of the Seller Entities has full right, power and authority to transfer or cause to be transferred and delivered such title to the Acquired Equity and Purchased Assets, as applicable.

3.5                               Governmental Consents. Except as set forth on Schedule 3.5, no consent, approval, order, permit or authorization of, or registration, declaration, notice or filing with, any Governmental Authority is required by any of the Seller Entities or the Acquired Companies or in connection with the execution and delivery of this Agreement or any of the Transaction Documents to be executed by the Seller Entities or the consummation of the transactions contemplated hereby or thereby.

3.6                               Capitalization; Subsidiaries.

a.                                      All of the outstanding Equity Interests of the Equity Selling Subsidiaries, and the Acquired Companies are owned by Seller, directly or indirectly, as illustrated on Schedule 3.6(a). All of the Equity Interests of (i) Forkardt-Germany are owned by ITW LLC & Co KG, free and clear of all Liens; (ii) Forkardt-France are owned by Forkardt International, Ltd., free and clear of all Liens; and (iii) Forkardt-Swiss are owned by Orgapack GmbH, free and clear of all Liens. All of the Acquired Equity has been duly authorized, validly issued, and is fully paid and nonassessable. All contributions to the Acquired Equity have been made in compliance with applicable law and have not been repaid or returned, in whole or in part, whether open or disguised, directly or indirectly, and there have been, with regard to Forkardt-Germany, no payments or transactions in breach of Section 30 of the German Limited Liability Companies Act (GMBH-G).  There are no obligations to make further contributions (in German: keineNachschusspflichten). Forkardt-Germany’s authorized share capital is fixed at DEM 50,000. Forkardt-Swiss’s authorized share capital is fixed at CHF 250,000 represented in one share/quota of CHF 250,000 issued and outstanding.  Forkardt France’s authorized share capital is fixed at EUR 46,000, divided into EUR 46,000 ordinary shares of EUR 1 par value each issued and outstanding.

b.                                      There are no outstanding securities convertible into or exchangeable for Equity Interests of any Acquired Company.  There are no options, warrants, calls, rights (including preemptive rights) subscription rights, conversion rights or Contracts or arrangements of any nature relating to the Acquired Equity, or any other Equity Interests of any Acquired Company, and there are no securities of any Acquired Company outstanding that upon conversion or exchange would, in each case obligate an Acquired Company to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional Equity Interests or to grant, extend or enter into any such option, warrant, call, right or Contract. None of the Seller Entities nor the Acquired Companies nor any of their respective Affiliates nor, to Seller’s Knowledge, any other Person is a party to any voting trust or other Contract with respect to the voting, redemption, sale, transfer or other disposition of the Equity Interests of any Acquired Company.  Schedule 3.6(b) lists all Contracts relating in any way to the Equity Interests of any Acquired Company.  All of the Equity Interests of the Acquired Companies have been issued in compliance with Applicable Law.

c.                                       No Acquired Company is subject to an arrangement or commitment of any character (contingent or otherwise) pursuant to which any Person is or may be entitled to receive payment or other value based on the revenue, earnings, or financial performance, or other similar attribute of the respective Acquired Company or of an Affiliate of the Acquired Company.

d.                                      None of the Acquired Companies have any Subsidiaries or any ownership in any stock, partnership interest, joint venture interest or other equity interest in any Person.

e.                                       Except for Seller and the Acquired Companies, no other Affiliates of the Seller Entities are engaged in the Business.  The Acquired Companies are not engaged in any business other than the Business.

f.                                        Forkardt-Germany does not have a supervisory board, advisory board, administrative board or any similar governing body, and is not obligated to create any such governing body.

g.                                       With the exception of the profit loss and transfer agreement between Forkardt-Germany and ITW LLC & Co. KG dated 20 June 2005 and which has been validly terminated with effect as of 31 March 2013, Forkardt-Germany has not entered into any Contracts regarding silent partnerships, domination or profit and loss transfer agreements (in German: Beherrschungs- oderGewinnabführungsverträge), other affiliation agreements (in German: Unternehmensverträge) within the meaning of sec. 291 et seq. of the German Stock Corporation Act or comparable agreements such as management of operations agreements (in German: Betriebsführungsverträge). Forkardt-Germany is also under no obligation to enter into any such agreements.

3.7                               Financial Statements; Internal Controls.

a.                                      Seller has made available to Buyer complete and correct copies of the (i) unaudited consolidated management statements of income of the Business for the fiscal years ended December 31, 2012, 2011 and 2010 and the three-month interim period ended March 31, 2013; and (ii) unaudited consolidated balance sheets of the Business as of December 31, 2012, 2011 and 2010 and March 31, 2013 (collectively, the “Management Financial Statements”). The Management Financial Statements were derived from the books and records of the Business and present fairly, in all material respects, the consolidated financial position and consolidated results of operations of the Business as of the respective dates or for the respective periods set forth therein, and are in conformity with GAAP consistently applied.  The income statements included in the Management Financial Statements do not contain any of the items of special or nonrecurring income or any other income not earned in the ordinary course of business except as expressly specified therein, and the Management Financial Statements include all adjustments, which consist only of normal recurring accruals, necessary for such fair presentation.

b.                                      Seller’s system of internal controls over financial reporting with respect to the Business and each of the Acquired Companies’ systems of internal controls over financial reporting are sufficient in all material respects to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP; (ii) that receipts and expenditures are executed in accordance with the authorization of management; and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of their assets that would materially affect their financial statements.

c.                                       Since January 1, 2003, no Acquired Company has distributed, either openly or in concealment, any profits nor resolved any open or hidden profit distributions.

3.8                               Absence of Certain Developments. Except as set forth in Schedule 3.8 or as otherwise permitted by this Agreement, since March 31, 2013: (a) there has been no Material Adverse Effect; (b) there has been no change, event or occurrence which has had or would reasonably be expected to have a Material Adverse Effect; (c) Seller and the Acquired Companies have conducted the Business only in the ordinary course of business consistent with past practice; and (d) no Seller Entity (with respect to the Business, the Purchased Assets or the Acquired Equity) nor any Acquired Company has: (i) mortgaged or pledged any of its assets or properties or subjected them to any Lien (except for Permitted Liens); (ii) had any Contract involving more than $50,000 accelerated, terminated, modified, or canceled; (iii) incurred liability involving more than $50,000 individually or $100,000 in the aggregate, except liabilities incurred in the ordinary course of business consistent with past practice; (iv) canceled or compromised any debt or claim outside the ordinary course of business consistent with past practice, or waived or released any right having an aggregate value of more than $50,000; (v) suffered any material damage, destruction or casualty loss, whether or not covered by insurance having an aggregate value of more than $50,000; or (vi) granted any license, sublicense, or waiver of, or any covenant not to sue based on, any rights under or with respect to any Business Intellectual Property, other than licenses, sublicenses, waivers, or covenants granted under Contracts with customers in the ordinary course of business consistent with past practice.

3.9                               Compliance with Laws; Governmental Authorizations; Licenses; Etc.

a.                                      Except as set forth in Schedule 3.9, Seller (in respect of the Business), and each of the Acquired Companies is in material compliance with all Applicable Laws and has been in material compliance with all Applicable Laws during the five (5) years prior to the date hereof. Except as set forth in Schedule 3.9, each of Seller (in respect of the Business) and the Acquired Companies have all material Permits and has made all material notifications, registrations, declarations, certifications and filings with all Governmental Authorities necessary for the ordinary course operation of the Business as currently conducted and have procured each such item in a manner that complies in all material respects with all Applicable Laws.  All such Permits are currently effective and valid and are sufficient to enable Seller (in respect of the Business) and the Acquired Companies to conduct the Business in material compliance with all Applicable Laws. The execution, delivery or performance of this Agreement by the Parties shall not have any effect on the continued validity or sufficiency of such Permits, nor shall any additional material Permits be required by virtue of the execution, delivery or performance of this Agreement by the Parties hereto to enable Buyer, the Acquired Companies and any Buyer Designee to conduct the Business after Closing in the same manner in which it is currently being conducted. Except as disclosed on Schedule 3.9, each Permit that is included in the Purchased Assets is transferable to Buyer or the applicable Buyer Designee.  There is no pending or, to Seller’s Knowledge, threatened action, suit, proceeding, hearing, investigation, arbitration, or other proceedings by any Governmental Authority that would reasonably be expected to adversely affect any of the Permits.  None of the Seller Entities nor the Acquired Companies have received written notice at any time in the past five (5) years to the effect that Seller (in respect of the Business) or any of the Acquired Companies is not in material compliance with any Applicable Laws.

b.                                      Each Seller Entity (with respect to the Business) and each Acquired Company is and at all times has been in material compliance with all applicable export-control, trade and economic sanctions laws, rules and regulations (whether federal, state, foreign or other), including the U.S. Commerce Department’s Export Administration Regulations and all sanctions, laws, rules and regulations maintained by the U.S. Treasury Department’s Office of Foreign Assets Control, as well as all applicable export-control and sanctions laws, rules and regulations maintained by other jurisdictions, to the extent that no such laws, rules, regulations, or sanctions programs of any other jurisdiction are in contravention of any U.S. law, rule or regulation.

c.                                       None of the Seller Entities (with respect to the Business) nor the Acquired Companies (i) have engaged, directly or indirectly, in any violation of the U.S. Foreign Corrupt Practices Act of 1977 (15 U.S.C. §§ 78m and 78dd-1, et seq.), or any other federal, state or foreign anti-bribery or anti-corruption laws (collectively, the “Anti-Corruption Laws”), or any anti-boycott, anti-terrorism, or arms-control laws, rules, or regulations or sanctions programs (whether federal, state, foreign or other); (ii) have conducted business with any restricted party identified in writing by the U.S. government as a Person with whom or with which conducting business would constitute a violation of U.S. Applicable Law; or (iii) have ever been the subject of any bribery, money laundering or anti-kick-back investigation by any Governmental Authority. Without limiting the foregoing, (1) none of the Seller Entities (with respect to the Business), nor the Acquired Companies, nor any of their respective directors, officers, agents, distributors, employees or other Persons acting on their behalf has, directly or indirectly, taken any action, or failed to act, in a manner that would be a violation of any Anti-Corruption Laws; (2) Each of the Seller Entities and the Acquired Companies maintains its books and records in a manner that, in reasonable detail, accurately and fairly reflects the transactions and disposition of their assets, and maintains a system of adequate internal accounting controls; (3) no portion of the Purchase Price will be used to fund payments in connection with securing improperly any approvals or any other improper advantages from any Governmental Authority; and (4) none of the officers, directors, employees or agents of the Seller Entities or the Acquired Companies are Government Officials. For purposes of this Agreement, “Government Official” means any (i) officer or employee of a Governmental Authority or instrumentality thereof (including any state-owned or state-controlled enterprise) or of a public international organization, (ii) candidate for political office or official of any political party, (iii) person acting for or on behalf of any Governmental Authority or instrumentality thereof, or (iv) a member of a royal family.

3.10                        Litigation.  Except as set forth in Schedule 3.10, there is no claim, litigation, action, suit, proceeding, investigation or inquiry (“Claim”), administrative or judicial, at law or in equity, pending before any Governmental Authority or arbitration tribunal or, to Seller’s Knowledge, threatened, against or involving any Acquired Company or otherwise relating to the Purchased Assets or the Business. There is no Claim against or involving any of the Seller Entities or any Acquired Company that would have, or could reasonably be expected to have, a Material Adverse Effect on the Business or Seller’s ability to perform any of its obligations under this Agreement or the ability of the Seller Entities, as applicable, to consummate the transactions contemplated hereby.  Except as set forth in Schedule 3.10, there is no outstanding material order, writ, injunction, judgment, investigation or decree of any court, administrative agency, governmental body or arbitration tribunal, issued in a proceeding to which any of the Seller Entities (with respect to the Business) or the Acquired Companies are a party, or that otherwise relates to the Purchased Assets, the Acquired Equity or the Business.

3.11                        Taxes.

a.                                      Except as set forth on Schedule 3.11, each of the Seller Entities and the Acquired Companies has duly and timely filed all Tax Returns and Tax reports required to be filed by it, and all such Tax Returns and Tax reports have been prepared in material compliance with all Applicable Laws and regulations and are true, correct and complete in all material respects. Except as set forth in Schedule 3.11, all Taxes owed by each of the Seller Entities and each of the Acquired Companies (whether or not shown or required to be shown on any Tax Return) have been timely paid.  None of the Seller Entities nor the Acquired Companies have agreed to the extension of the periods for the assessment or collection of any Taxes.  None of the Seller Entities nor the Acquired Companies have waived any statute of limitations in respect of any Taxes.

b.                                      Except as set forth on Schedule 3.11:

(i)                                     None of the Seller Entities nor the Acquired Companies has at any time been during the three (3) years prior to the Closing Date, or is currently, the subject of any Tax audit nor has any of such parties received any written notice from a Governmental Authority during such three (3) year period stating that it is the subject of a Tax audit or examination. There is no material dispute or claim concerning any Tax liability of any of the Seller Entities or the Acquired Companies or with respect to any of the Purchased Assets, either (A) claimed or raised by any Governmental Authority in writing, or (B) as to which Seller has Knowledge.

(ii)                                  None of the Seller Entities nor the Acquired Companies has received any written notice from a Governmental Authority with which such Seller Entity or Acquired Companies, as applicable, does not file Tax Returns stating that the Seller Entity or Acquired Company, as applicable, is or may be required to pay Taxes to or file Tax Returns with that Governmental Authority.

(iii)                               None of the Seller Entities nor the Acquired Companies are a party to or bound by any Tax allocation or sharing agreement.

(iv)                              None of the Seller Entities nor the Acquired Companies has any liability for the Taxes of any Person (other than for an Acquired Company) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.  None of the Seller Entities nor the Acquired Companies have made any material payments, is obligated to make any material payments, or is a party to any agreement that under any circumstances could obligate it to make any material payments that are not deductible under Code Section 280G or similar provision of Applicable Law.

(v)                                 Each of the Seller Entities and each of the Acquired Companies (1) has complied in all material respects with all Applicable Laws, rules and regulations relating to the payment and withholding of Taxes; and (2) has duly and timely withheld from any compensation payable and payments to any creditor and has paid over to the appropriate taxing authorities all material amounts required to be withheld and paid over on or prior to the due date thereof under all Applicable Laws.

(vi)                              None of the Seller Entities nor the Acquired Companies (1) has elected to change, or is required to change, a method of accounting for Tax purposes pursuant to Section 481 of the Code or otherwise that will have a continuing effect following the Closing or (2) is the subject of any closing agreement with respect to Taxes that will have continuing effect following the Closing.

(vii)                           No Acquired Company shall be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (1) a change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date, (2) any “closing agreement” as described in Code Section 7121 (or any corresponding provision of state, local or foreign income Tax law), (3) any installment sale or open transaction made on or prior to the Closing Date, or (4) as a result of any prepaid amount received on or prior to the Closing Date.

(viii)                        None of the Seller Entities nor the Acquired Companies has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Sections 355 or 361.

(ix)                              Except for Permitted Liens, there are no Liens for Taxes upon (1) the Purchased Assets, and (2) the Acquired Equity or (3) any of the assets of the Acquired Companies.

3.12                        Environmental Matters. Except as set forth on Schedule 3.12:

a.                                      The operations of the Seller Entities (with respect to the Business) and the Acquired Companies have at all times been conducted in compliance with all Environmental Laws, are in compliance with all Environmental Laws and there are no circumstances which may prevent or interfere with such compliance in the future, except for any failure that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

b.                                      None of the Seller Entities (with respect to the Business) nor the Acquired Companies has sent any Hazardous Material to any site that, pursuant to any Environmental Law, has been placed on the National Priorities List or any similar federal, state or other list, nor to any other site which will result in any liability;

c.                                       There are no claims, actions or proceedings pending before any Governmental Authority relating to violations of Environmental Laws or to the presence of Hazardous Substances on, in or under or from the Owned Property or Leased Property;

d.                                      None of the Seller Entities (with respect to the Business) nor the Acquired Companies has received any written notice from any Governmental Authority regarding any actual or alleged violation of Environmental Laws, or any actual or alleged liabilities for personal injury, property damage or investigatory or cleanup obligations arising under Environmental Laws or any liabilities, including any investigatory, remedial or corrective obligations, arising under Environmental Laws, in each case which has not been cured;

e.                                       None of the Seller Entities (with respect to the Business), nor the Acquired Companies nor any agent on behalf of the Seller Entities or the Acquired Companies has installed, used, generated, treated, disposed of or released or arranged for the disposal of any Hazardous Substance so as to give rise to any liability or investigatory, corrective or remedial obligation under any Environmental Law, which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect;

f.                                        Neither this Agreement nor the consummation of the transactions contemplated hereby shall result in any obligations for site investigation or cleanup, or notification to or consent of any Governmental Authority or other Person, pursuant to any Environmental Laws;

g.                                       There are no underground storage tanks or related piping or surface impoundments located on or at any of the Owned Property, on or at any of the Leased Property or any other real property currently used in connection with the Business or by any Acquired Company, and no such tank, piping or impoundments has been removed from any Owned Property or Leased Property or any other real property currently used in connection with the Business or by any Acquired Company, except in compliance with all applicable Environmental Laws; and

h.                                      Seller has delivered to Buyer all known environmental audits, surveys, reports and other material environmental documents relating to the operation of the Business at the Owned Property or the Leased Property, facilities and operations of the Seller Entities (with respect to the Business) and the Acquired Companies.

3.13                        Employee Matters.

a.                                      Except as set forth on Schedule 3.13(a):

(i)                                     none of the Seller Entities (with respect to the Business) nor the Acquired Companies has entered into or agreed to enter into any collective bargaining agreements that are now in effect with respect to its Employees,

(ii)                                  during the two (2) years prior to the date hereof, there has not been any labor strike, material labor dispute, or work stoppage or lockout pending or, to Seller’s Knowledge, threatened against or affecting the Business;

(iii)                               to Seller’s Knowledge, no union organization campaign is in progress with respect to any of the Employees; and

(iv)                              during the two (2) years prior to the date hereof, there has not been any unfair labor practice charge or complaint filed against any of the Seller Entities or the Acquired Companies before the National Labor Relations Board or any other Governmental Authority having jurisdiction and/or authority with respect to similar substantive matters as the National Labor Relations Board in such applicable jurisdiction.

b.                                      Except with respect to payments to be made pursuant to certain Retention and Incentive Award agreements payable by Seller and as set forth in Schedule 3.13(b), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event, such as a termination of employment) (i) result in any payment (including, without limitation, severance, unemployment compensation, parachute or otherwise) becoming due to any director or any Employee under any Employee Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Employee Benefit Plan, or (iii) result in the acceleration of the time of payment or vesting of any material benefits.  None of the Seller Entities nor the Acquired Companies have made any payments and none of the Seller Entities nor the Acquired Companies are obligated to make any payments nor are any of the Seller Entities or Acquired Companies party to any agreement that under certain circumstances could obligate any such Seller Entity or Acquired Company to make any payments that will not be deductible (to the extent applicable) under Section 280G of the Code.

c.                                       Except as set forth on Schedule 3.13(c), to Seller’s Knowledge, no management-level or higher Employee has any plans to terminate employment with Seller (with respect to the Business) or an Acquired Company or not accept employment with Buyer or the applicable Buyer entity following the Closing, and, to Seller’s Knowledge, none of the executive officers of Seller or an Acquired Company intends to resign within one (1) year after the Closing.

d.                                      All of the United States Employees are employed on an “at will” basis and are not employed for any fixed term.

e.                                       Except as set forth on Schedule 3.13(e), within the last two (2) years, there is no pending litigation with, or Claim by, any Employee or with any individual previously employed by Seller (with respect to the Business) or an Acquired Company and, to Seller’s Knowledge, there are no threatened material claims from any Employee or person previously employed by Seller (with respect to the Business) or an Acquired Company.

f.                                        Except as set forth on Schedule 3.13(f), to Seller’s Knowledge, none of the Employees has suffered or is suffering from any illness or disease caused directly or indirectly by contact with any materials within the scope of such Employee’s employment with the Business.

g.                                       Except as disclosed in Schedule 3.13(g), Seller (with respect to the Business) and each Acquired Company has complied with all Applicable Laws relating to the employment of the Employees, including Applicable Laws relating to wages, hours, working time, equal opportunity, occupational health and safety, plant closings, workers’ compensation, collective bargaining, equal pay or treatment, discrimination on the grounds of any class protected by Applicable Law, information and consultation, maternity, paternity and parental leave and pay, immigration control, information and data privacy and security, and the withholding and payment of social security and other Taxes, and continuation coverage with respect to group health plans, except where the failure to comply would not have a Material Adverse Effect.

h.                                      Except as disclosed in Schedule 3.13(h), to Seller’s Knowledge, no Employee is subject to any secrecy or noncompetition agreement or any other agreement or restriction of any kind that would impede in any way the ability of such Employee to carry out fully all activities of such Employee in furtherance of the Business, in each case either before or after the Closing.

i.                                          Each Seller Affiliate or operating division of Seller that employs one or more Employees has complied in all material respects with the U.S. Immigration and Nationality Act, as amended from time to time, and the rules and regulations promulgated thereunder and a properly completed Form I-9 is on file with respect to each Employee for whom such Form I-9 is required under Applicable Law.

j.                                         Neither Seller (with respect to the Business) nor any of the Acquired Companies have classified or treated any of its common-law employees as an independent contractor.

k.                                      No variation in any Contract of employment has been agreed to for the future in respect of any Employee other than in the ordinary course of business.

l.                                          Except as listed in Schedule 3.13(l), and except for normal pay raises in the ordinary course of business consistent with past practices, none of the Seller Entities nor the Acquired Companies that employ Employees outside the United States (each, a “Non-U.S. Employee”) have altered the terms and conditions of employment of any management-level or higher Non-U.S. Employee in the twelve (12) months immediately prior to Closing.

m.                                  No material liability has been incurred by any Acquired Company that employs one or more Non-U.S. Employees for breach of any Contract of employment with any Non-U.S. Employee, including in respect of redundancy, dismissal or any form of termination payments, protection awards, compensation for wrongful dismissal, unfair dismissal, sex, race or disability discrimination or failure to comply with any order for the reinstatement or re-engagement in relation to or for or on behalf of any Non-U.S. Employee.

n.                                      Since January 1, 2013,neither Seller (with respect to the Business) nor the Acquired Companies has engaged in any workforce reduction or other action related to any Employee that has resulted in any unsatisfied liability or which could result in liability under the Worker Adjustment and Retraining Notification Act of 1988 or under any similar or comparable Applicable Laws, and none of the Seller Entities that employ one or more Employees nor the Acquired Companies has issued any notice that any such action is to occur in the future.

o.                                      To the extent permissible by Applicable Law, Schedule 3.13(o) (the “Employee List”) contains a complete and accurate list identifying all Employees as of the date hereof and specifying with respect to each such Employee, as of April 26, 2013, the Employees:’

(i)                                     date of hire;

(ii)                                  job title;

(iii)                               status as full-time or part-time (with “full-time” being defined as at least 40 hours per week or such number of hours per week as allowed by Applicable Law to be classified as full-time);

(iv)                              status as temporary or limited duration or on disability to other leave of absence;

(v)                                 classification as exempt or non-exempt under the Fair Labor Standards Act (as applicable) for US Employees;

(vi)                              current annual salary, hourly-rate of compensation and annual bonus target (as applicable); (vii) primary work location, including city and country, and whether such Employee primarily performs services from a home office; and

(vii)                           date of birth.

Notwithstanding the foregoing, certain details set forth in the requirements of Schedule 3.13(o), may not be able to be provided based on data privacy elements of Applicable Laws; provided, however, the identity of all Employees shall be disclosed in Schedule 3.13(o).

3.14                        Employee Benefit Plans in the United States. With respect to the Employees employed in the United States and the Employee Benefit Plans applicable to such Employee:

a.                                      Schedule 3.14(a) sets forth the Assumed Employee Benefit Plan.

b.                                      Seller (with respect to the Business) has complied, in all material respects, with the requirements of COBRA as they relate to Employees and former Employees.

c.                                       With respect to the Business, neither the Seller Entities nor any other Person acting on behalf of the Seller (with respect to the Business) has engaged in any transaction with respect to any Assumed Employee Benefit Plan that would be reasonably likely to subject the Seller Entities to any material Tax or penalty (civil or otherwise) imposed by ERISA, the Code or other Applicable Law.

d.                                      The Assumed Employee Benefit Plan has been maintained in compliance in all material respects with its terms and with the requirements prescribed by any and all Applicable Law that is applicable to the Assumed Employee Benefit Plan.

3.15                        Employee Benefit Plans outside the United States.  With respect to the Employees employed outside the United States and the Employee Benefit Plans of the Acquired Companies:

a.                                      All Employee Benefit Plans of Acquired Companies have been administered in material accordance with Applicable Laws.  Schedule 3.15(a) sets forth a true and complete list of all Employee Benefit Plans applicable to Employees employed outside the United States.

b.                                      With respect to each non-statutory Employee Benefit Plan set forth in Schedule 3.15(a), Seller has made available to Buyer correct and complete copies of the plan and most recent plan summaries, as applicable.

c.                                       Neither the Acquired Companies nor any other Person acting on behalf of the Acquired

Companies has engaged in any transaction with respect to any Employee Benefit Plan that would be reasonably likely to subject any of the Acquired Companies, as applicable, to any material Tax or penalty (civil or otherwise) imposed by Applicable Law.

d.                                      Each such Employee Benefit Plan (and each related trust, insurance contract, or fund) has been maintained, funded and administered in all material respects in accordance with the terms of such Employee Benefit Plan, the terms of any applicable collective bargaining agreement and Applicable Law.

e.                                       All material required reports and descriptions (including annual reports, summary annual reports, and summary plan descriptions) have been timely filed and distributed in accordance with the requirements of Applicable Law with respect to each such Employee Benefit Plan.

f.                                        All contributions (including all employer contributions and employee contributions) that are due have been made within the time periods prescribed by Applicable Law to each such Employee Benefit Plan, and all contributions for any period ending on or before the Closing Date which are not yet due have been made to each such Employee Benefit Plan or accrued in accordance with the past custom and practice of the applicable Acquired Company and applicable accounting standards. With respect to each such Employee Benefit Plan, all premiums or other payments for all periods ending on or before the Closing Date have been paid or will be paid within 30 days of the applicable Seller Entity’s or applicable Acquired Company’s receipt of a valid invoice for such premiums with respect to each such Employee Benefit Plan.

g.                                       Each Employee Benefit Plan which is intended to meet the requirements of Applicable Law regarding qualification or registration for tax-favored status is so qualified or registered, and nothing has occurred since the date of such qualification or registration that would reasonably be expected to materially adversely affect the tax-favored status of any such Employee Benefit Plan. Each such Employee Benefit Plan has been timely amended to reflect in all material respects the provisions of Applicable Law in effect for any period prior to the Closing, and there are no material plan document failures, operational failures, demographic failures or employee eligibility failures which have not been corrected in accordance with Applicable Law with respect to any such Employee Benefit Plan.

h.                                      There have been no transactions engaged in with respect to any Employee Benefit Plan that are prohibited by Applicable Law. Further, no fiduciary has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or, to Seller’s Knowledge, threatened.

i.                                          For each Employee Benefit Planthat is non-statutory, Seller has delivered to Buyer correct and complete copies of all plan governing documents and current employee booklets and all related trust agreements, insurance contracts, and other funding arrangements which implement each such Employee Benefit Plan.

j.                                         Apart from mandatory statutory obligations under applicable German Law, Forkardt-Germany is not legally required to pay any social benefits (in German: Sozialleistungen) to its Employees, and in particular, Forkardt-Germany has not made any pension commitments.

k.                                      During the three (3) year period prior to the Closing, there exist no reconciliation of interest agreements (in German: Interessenausgleiche) or social plans (in German: Sozialpläne) for Forkardt-Germany and/or the Employees of Forkardt-Germany and Forkardt-Germany is not and has not been in the past legally required to enter into or set up any such reconciliation of interest agreement or social plan.

l.                                          At Forkardt-Germany no material commitments vis-à-vis its Employees exist that are based on works custom (in German: betrieblicheÜbung).

m.                                  Forkardt-Germany is not subject to any arrangement or commitment of any character (contingent or otherwise) pursuant to which any Employee is or may be entitled to receive payment or other value based on the revenue, earnings or financial performance, or other familiar attribute of Forkardt-Germany or an Affiliate of Forkardt-Germany other than in the course of business, consistent with past practice.

3.16                        Intellectual Property

a.                                      Schedule 3.16(a) sets forth: (i) all patents owned by Seller and related to the Business or owned by any Acquired Company and all applications for patents that have been filed by or for Seller relating to the Business or that have been filed by or for any Acquired Company, indicating the applicable owner of such patent or patent application, (ii) all registered copyrights that are owned by Seller and related to the Business or owned by any Acquired Company, and all applications for copyright registration that have been filed by or for Seller relating to the Business or that have been filed by or for any Acquired Company, indicating the applicable owner of such copyright or copyright application, (iii) all utility models (in German: Gebrauchsmuster), design patents (in German: Geschmacksmuster) that are owned by Seller and related to the Business or owned by any Acquired Company, and all applications for their registration that have been filed by or for Seller relating to the Business or that have been filed by or for any Acquired Company, indicating the applicable owner of such right or application, and (iv) all registered trademarks and trade names, and registered Internet domain names that are owned by Seller and related to the Business or are owned by any Acquired Company, and all applications for trademark registration that have been filed or prepared for filing by or for Seller relating to the Business or that have been filed or prepared for filing by or for any Acquired Company, with the exception that no intellectual property rights to the names “Illinois Tool Works, Inc.” and “ITW” whether separately or in conjunction with other names will be set forth on Schedule 3.16(a) (the “Registered Business Intellectual Property”).

b.                                      Seller and the Acquired Companies have taken all reasonable actions necessary to maintain the Registered Business Intellectual Property, including compliance with any statutes requiring payments to inventors.  Except as set forth in Schedule 3.16(b), no renewal fee, annuity or similar payments or other actions are required to be paid or made by Seller or any Acquired Company within the three (3) months following the date hereof with respect to such maintenance, renewals, applications or registrations of the Registered Business Intellectual Property and all necessary documents, recordations and certificates in connection with such Registered Business Intellectual Property have been filed, or will be filed prior to the Closing, with the relevant authorities, as the case may be, for the purposes of prosecuting, maintaining or perfecting such Registered Business Intellectual Property in Seller’s owning entity as listed in Schedule 3.16(a). Each such registration was properly registered and is in good standing.  Buyer shall be responsible for recording any and all assignments to Buyer or Buyer’s Designee executed pursuant to this Purchase Agreement; including any fees and expenses incurred in connection with recording such assignments.

c.                                       Except as set forth in Schedule 3.16(c): (i) Seller and the Acquired Companies own all Business

Intellectual Property (or, solely with respect to licenses of software, have valid licenses to such Business Intellectual Property), (ii) there are no proceedings or actions currently before any court, tribunal or equivalent authority regarding the Business Intellectual Property (excluding software that is otherwise part of the Business Intellectual Property) and (iii) there are no outstanding orders, judgments, injunctions, stipulations or decrees granted by a judicial authority, or any settlement agreements to which Seller or any Acquired Company is a party, restricting the use, transfer, and/or licensing by Seller or any Acquired Company of any Business Intellectual Property (excluding software that is otherwise part of the Business Intellectual Property). After the Closing except for rights to the names “Illinois Tool Works Inc.” and “ITW” whether separately or in conjunction with other names, all Business Intellectual Property (excluding Inbound Licenses and Outbound Licenses) will be fully transferable or licensable by Buyer and/or its Affiliates without restriction or payment to any Person, other than the payment of fees payable in connection with the filing of any documents, recordations or certificates in connection with the transfer of the Registered Business Intellectual Property to Buyer, the payment of such fees to be the sole responsibility and at the sole expense of Buyer and the preparation and filing of such documents, recordations or certificates to be the sole responsibility of Buyer.

d.                                      Except as set forth on Schedule 3.16(d), Seller and the Acquired Companies have the right to bring actions for infringement, misappropriation, misuse, or other violation of any Business Intellectual Property (excluding software that is otherwise part of the Business Intellectual Property), including the right to sue for past damages.  Except as set forth on Schedule 3.16(d), all Business Intellectual Property (excluding software that is otherwise part of the Business Intellectual Property) is owned and transferable by Seller and the Acquired Companies, free and clear of all Liens, other than Permitted Liens. Except as set forth on Schedule 3.16(d), no actions for annulment or cancellation are pending or, to the Knowledge of Seller, threatened with respect to the Business Intellectual Property (excluding software that is otherwise part of the Business Intellectual Property) and no actions for recovery have been made or threatened. Except as set forth on Schedule 3.16(d), to Seller’s Knowledge all Business Intellectual Property (excluding software that is otherwise part of the Business Intellectual Property) is valid and enforceable.

e.                                       Schedule 3.16(e) sets forth a list of Inbound Licenses and Outbound Licenses. The Inbound Licenses and the Outbound Licenses constitute all of the Material Contracts pursuant to which Seller (with respect to the Business), and the Acquired Companies are granted (in the case of Inbound Licenses) or grants (in the case of Outbound Licenses) any rights in or to any Intellectual Property.  Except as set forth on Schedule 3.16(e), each of the Inbound Licenses and theOutbound Licenses is in full force and effect and is valid and binding on all parties thereto and enforceable in accordance with its terms.  There exists no event of default or condition that does or will result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default by any party under any of the Material Contracts which are Inbound Licenses and/or theOutbound Licenses, and to Seller’s Knowledge, all of the use of Intellectual Property owned by Persons other than Seller and the Acquired Companies is in accordance with the terms of the applicable Inbound License in all material respects.  Except as set forth on Schedule 3.16(e), none of the Material Contracts which are Outbound Licenses, grants any Person any exclusive rights to or under any Business Intellectual Property.  Except as set forth on Schedule 3.16(e), there are no Liens on any of the Business Intellectual Property, other than licenses granted under any Outbound License specified on Schedule 3.16(e).

f.                                        Except as set forth on Schedule 3.16(f), neither Seller nor any Acquired Company has received any written notice in the last five (5) years, alleging that the conduct of Seller or any Acquired Company and the use of the Business Intellectual Property (excluding software that is otherwise part of the Business Intellectual Property) in connection therewith infringes or misappropriates any Intellectual Property rights of any third party.  Except as disclosed on Schedule 3.16(f), there is no litigation or order pending or outstanding against Seller or any of the Acquired Companies that seeks to limit or challenge the ownership, use, validity, registrability or enforceability of any Business Intellectual Property(excluding software that is otherwise part of the Business Intellectual Property), and neither Seller nor any of the Acquired Companies have received written notice of any such litigation or order.

g.                                       In the last five (5) years, neither Seller nor any of the Acquired Companies have received any written communication relating to the Business that requests or offers a license or grant of immunity from any Person with respect to any Intellectual Property. Except as set forth on Schedule 3.16(g), neither Seller nor any of the Acquired Companies have been or is a party to, or is the subject of any, pending or, to Seller’s Knowledge, threatened suit, action, investigation or proceeding by or before any Governmental Authority that involves any claim (a) against Seller or any Acquired Company of infringement, unauthorized use, misappropriation or violation of any Intellectual Property of any Person with respect to the Business, or challenging the ownership, use, validity or enforceability of any Business Intellectual Property (excluding software that is otherwise part of the Business Intellectual Property) or (b) contesting the right of Seller or any Acquired Company to use, sell, exercise, license, transfer or dispose of any products manufactured or sold by Seller or any Acquired Company in connection with the operation of the Business. Except as set forth on Schedule 3.16(g), there is no order or judgment from any Governmental Authority restricting the use, transfer or licensing by Seller or any Acquired Company of, or affecting the validity of, any Business Intellectual Property(excluding software that is otherwise part of the Business Intellectual Property), or that restricts the operation of the Business as currently conducted.

h.                                      Except as set forth on Schedule 3.16(h), to Seller’s Knowledge, the Business Intellectual Property(excluding software that is otherwise part of the Business Intellectual Property) is not being infringed by any third party.  With respect to the types of Intellectual Property for which actions for infringement may legally be brought (for example, patents, trademarks and registered copyrights), Seller and each Acquired Company has the right to bring actions for infringement of all such Business Intellectual Property (excluding software that is otherwise part of the Business Intellectual Property) owned by Seller Entity or such Acquired Company, as applicable.

i.                                          No director, manager, officer, or employee of any Seller Entity or Acquired Company (or any Affiliate thereof) owns, directly or indirectly, in whole or in part, any Business Intellectual Property (excluding software that is otherwise part of the Business Intellectual Property). Seller (with respect to the Business) and each Acquired Company employs a process to obtain all rights to Intellectual Property created by employees and consultants and to ensure the protection of confidential or proprietary information.

j.                                         The Acquired Companies have exercised all rights under the German Act on Employee Inventions (in German: Arbeitnehmererfindungsgsetz) or similar laws in other jurisdictions and have fulfilled all obligations under such laws.

k.                                      Schedule 3.16(k) lists all non-confidential Material Contracts relating to or affecting the use or ownership of any Business Intellectual Property, including licenses, form confidentiality and non-disclosure agreements used by Seller or any Acquired Company, agreements to assign at a future date that has not occurred as of Closing, development agreements, settlement agreements, and other similar agreements but excluding assignments.  All Material Contracts relating to or affecting the use or ownership of Business Intellectual Property (excluding off-the-shelf software that is otherwise part of the Business Intellectual Property) are the valid and binding obligation of the parties thereto, enforceable against such parties in accordance with its terms, except as such may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally, and by general equitable principles. Neither Seller nor any of the Acquired Companies is in material violation or breach of or material default under any Material Contract relating to or affecting the use or ownership of any Business Intellectual Property (excluding off-the-shelf software that is otherwise part of the Business Intellectual Property) and, to Seller’s Knowledge, no other party to any suchMaterial Contract is in material violation or breach thereof or material default thereunder. under any Material Contract relating to or affecting the use or ownership. Except as noted in Schedule 3.16(k), and other than licenses for off-the-shelf software, the transactions contemplated by this Agreement do not require the consent of any party to any such Material Contract, shall not result in a violation or breach of or default under any such Material Contract, and shall not otherwise cause any such Material Contract to cease to be legal, binding, enforceable and in full force and effect on the same terms following the Closing.

l.                                          Except as noted on Schedule 3.16(l), no government funding, facilities or resources of a university, college, other educational institution or research center or funding from third parties was used in the development of any Business Intellectual Property (excluding software that is otherwise part of the Business Intellectual Property) or any products manufactured or otherwise sold by Seller in connection with the Business or any products manufactured or otherwise sold by an Acquired Company, and no governmental entity, university, college, other educational institution or research center has any claim or right in or to any Business Intellectual Property (excluding software that is otherwise part of the Business Intellectual Property) or any products manufactured or otherwise sold by Seller in connection with the Business or any products manufactured or otherwise sold by an Acquired Company.

m.                                  To Seller’s Knowledge, Seller (with respect to the Business) and each Acquired Company is in material compliance with all Applicable Laws, contractual requirements, privacy policies or statements, and all other applicable policies concerning data security requirements, privacy policy notice requirements, data security breach requirements, and requirements regarding the use, storage, disclosure or transfer of personally identifiable information. Neither Seller (with respect to the Business) nor any Acquired Company is the subject of any investigation, claim or lawsuit relating to the information privacy or data security practices (including collection, transfer, or use).  To Seller’s Knowledge, there has been no data security breach of any computer systems or networks, or unauthorized use of any personally identifiable information that is owned, used, stored, received, or controlled by or on behalf of Seller (with respect to the Business) or any Acquired Company. The consummation of the transactions contemplated by this Agreement will not breach or otherwise cause any violation of any Applicable Laws relating to privacy or any privacy policies or procedures of Seller or any Acquired Company.

n.                                      Set forth on Schedule 3.16(n), is a list of software, hardware, databases, computer equipment and other material information technology (collectively, “Computer Systems”) that Seller (with respect to the Business) and the Acquired Companies own, lease or license.  Except as noted on Schedule 3.16(n), all of such Computer Systems will be transferred to Buyer in connection with the transactions contemplated in this Agreement.

o.                                      Except for the Intellectual Property to be conveyed separately to Buyer with the Forkardt India Business, the Intellectual Property included in the Purchased Assets and owned by the Acquired

Companies constitutes all Intellectual Property necessary for Buyer to operate the Business after the Closing in a manner consistent with the operation of the Business prior to the Closing.

3.17                        Material Contracts. Schedule 3.17 sets forth a list of all Contracts of the type described below to which any Seller Entity is a party or is otherwise bound in respect of the Business or which an Acquired Company is a party or is otherwise bound (the “Material Contracts”):

a.                                      all agreements or commitments for the purchase or lease of vehicles, machinery, equipment, supplies or other property except those that are for amounts not in excess of $50,000 on an annual basis and are terminable without penalty or other liability on not more than ninety (90) days’ notice;

b.                                      all employment agreements and all individual consulting agreements which (i) involve compensation in excess of $150,000 on an annual basis and (ii) are not terminable at will without payment or other liability,;

c.                                       all agreements containing noncompetition or similar covenants that prohibit a Seller Entity (with respect to the Business), or any Acquired Company from freely engaging in any business in any geographic territory or market;

d.                                      all mortgages, indentures, notes, bonds, loan agreements, account agreements, Factoring agreements or other Contracts relating to Indebtedness incurred or provided by a Seller Entity (with respect to the Business) or any Acquired Company individually in an amount in excess of $50,000;

e.                                       any Contract containing any guarantee or other liability by a Seller Entity (with respect to the Business) or any Acquired Company with respect of any Indebtedness of any other Person;

f.                                        all partnership, joint venture, franchise and other similar equity investment agreements relating to the Business;

g.                                       any Contract for the purchase of raw materials or supplies for, or the furnishing of services to, a Seller Entity (with respect to the Business) or any Acquired Company, (i) for which comparable goods or services are not readily available in the ordinary course of business, at prices at or similar to those which the applicable entity has agreed to pay under such Contract, or (ii) the quantities of which are in excess of the normal operating practices of such entity, in each case involving aggregate payments in excess of $50,000;

h.                                      any Contract (or groups of related Contracts with the same party or any group of affiliated parties) relating to the Business which require or may in the future require payment of aggregate consideration to or by a Seller Entity (with respect to the Business), or any Acquired Company in excess of $50,000;

i.                                          any distributor, sales representative or agency Contract relating to the Business or to which any Acquired Company is a party involving aggregate payments in excess of $50,000;

j.                                         any Contract for the acquisition of a business by a Seller Entity (with respect to the Business), or any Acquired Company containing provisions that are currently operative (including ongoing earn-out or indemnity obligations);

k.                                      any Contract to which any Seller Entity (with respect to the Business) or any Acquired Company is a party that is outside of the ordinary course of business of the Business;

l.                                          any Contract the terms of which would materially change or the terms of which could be materially changed by the contracting party or parties, as a result of the implementation of the transaction set forth in this Agreement;

m.                                  Any Contract regarding the acquisition, sale or encumbrance of real property or rights equivalent to real property;

n.                                      any Contract regarding the acquisition, sale or encumbrance of Equity Interests; and

o.                                      Contracts involving derivatives, including swaps, options or futures.

p.                                      Each Material Contract set forth in Schedule 3.17, each other Assigned Contract and each other Contract to which an Acquired Company is bound at Closing (collectively, the “Business Contracts”) is a valid and binding agreement of a Seller Entity (with respect to the Business) or any Acquired Company, as applicable, enforceable against such party in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity. Except as set forth in Schedule 3.17, the Seller Entities and the Acquired Companies and each of the other parties thereto, have performed their respective material obligations required to be performed by them under, and are not in material default under, any Business Contract and no event has occurred which, with notice or lapse of time, or both, would constitute such a material default. Seller has made available to Buyer true and complete copies of all Material Contracts, including all amendments thereto, and a true, correct and complete (in all material respects) written description of each oral Material Contract.

3.18                        Insurance. The Purchased Assets, the operation of the Business, and the assets and operations of the Acquired Companies are insured under insurance policies of the types, and providing coverage of the scope and magnitude, as are reasonably and customary for a business of a similar size operating in the industry in which the Business operates. Schedule 3.18 contains an accurate and complete description of all material current policies of property, liability, workers’ compensation and other forms of insurance owned or held by the Acquired Companies or a Seller Entity (with respect to the Business), except those relating to Employee Benefit Plans. All such policies are in full force and effect as of the date hereof and will continue in effect until Closing. Except as set forth in Schedule 3.18, no notice of cancellation or termination has been received and is in effect or is pending with respect to any such policy.  Schedule 3.18 sets forth an accurate and complete list of all claims in excess of $50,000 (for any single claim or series of related claims) which have been made by a Seller Entity (with respect to the Business) or any Acquired Company within the past two (2) years under any insurance policy, including any workmen’s compensation, general liability or property insurance policy. Except as set forth on Schedule 3.18, there are no pending or threatened claims in excess of $50,000 (for any single claim or series of related claims) under any insurance policy with respect to the Business or by any Acquired Company.  Except as provided in Section 5.13, all such policies listed on Schedule 3.18 shall terminate with respect to the Business and the Acquired Companies upon Closing.

3.19                        Real Property.

a.                                      Schedule 3.19(a) identifies all real property that is occupied or otherwise used by the Seller Entities or the Acquired Companies to conduct the Business (the “Real Property”). Except for the facility located in Traverse City, Michigan (the “Owned Property”) which facility is owned in fee simple by Seller and included in the Produced Assets, all Real Property is leased from third parties (the “Leased Property”). The business and operations conducted by Seller (with respect to the Business) or any Acquired Company at the Real Property complies in all material respects with all Applicable Laws.

b.                                      Schedule 3.19(b) sets forth a list of all leases (each a “Real Property Lease”, and collectively the “Real Property Leases”) pursuant to which Seller (with respect to the Business) and the Acquired Companies occupy the Leased Property.

c.                                       All of the land, buildings, structures and other improvements used by Seller (with respect to the Business)or any Acquired Company are included in the Owned Property and the Leased Property. Except for the Real Property Leases, there is no lease (including sublease) or occupancy agreement in effect with respect to any Real Property. There is no pending or, to Seller’s Knowledge, threatened condemnation or other eminent domain proceeding affecting any Real Property or any sale or other disposition of any Real Property in lieu of condemnation. No Real Property has suffered any material damage by fire or other casualty that has not been completely repaired and restored.

d.                                      Seller (with respect to the Business) and each Acquired Company, as applicable, each have a valid leasehold interest under its respective Leased Property pursuant to the applicable Real Property Lease. Neither Seller (with respect to the Business) nor the Acquired Companies, as applicable, are in default or otherwise in breach under a Real Property Lease and no other party is in default or otherwise in breach thereof, except where such default or breach would not have a Material Adverse Effect.  Neither Seller (with respect to the Business) nor the Acquired Companies, as applicable, and no other party, has exercised any termination right with respect to any Real Property Lease for any Leased Property.  Seller has provided to Buyer a true, correct and complete copy of the Real Property Lease for each Leased Property. Each Real Property Lease is in full force and effect and constitutes the entire agreement between the parties thereto, and there are no other agreements, whether oral or written, between such parties. All rent and other sums and charges payable by Seller (with respect to the Business) and the Acquired Companies, as applicable as tenant under any Real Property Lease are current. Neither Seller nor the Acquired Companies, as applicable, has, and no other party has, repudiated any provision of any Real Property Lease, and there is no dispute, oral agreement or forbearance program in effect with respect to any Real Property Lease. Seller (with respect to the Business) and the Acquired Companies, as applicable, have good title to the leasehold estate and other rights of the tenant with respect to the property affected by each Real Property Lease, free and clear of all Liens, except any (i) Permitted Liens, or (ii) Liens on the applicable fee title, the payment or performance of which is not the responsibility of Seller or an Acquired Company, as applicable, as tenant under the applicable Real Property Lease.  Neither Seller (with respect to the Business) nor the Acquired Companies, as applicable, has received written or, to Seller’s Knowledge, oral notice from any insurance company that such insurance company will require any alteration to any Leased Property for continuance of a policy insuring such property or the maintenance of any rate with respect thereto (other than any notice of alteration that has been completed), to the extent that such alteration is the responsibility of Seller (with respect to the Business) or any of the Acquired Companies, as applicable, under the applicable Real Property Lease.

e.                                       Except as listed in Schedule 3.19(e): (i) there is no purchase option, right of first refusal, first option or other right held by a Seller Entity or Acquired Company, as applicable, with respect to, or any real estate or building affected by, any Real Property Lease that is not contained within such Real Property Lease; and (ii) none of the Seller Entities or Acquired Companies has exercised any option or right to terminate, renew or extend or otherwise affect any right or obligation of the tenant under any

Real Property Lease or to purchase the real property subject to any Real Property Lease.

f.                                        Seller has good, marketable and valid fee title to the Owned Property, free and clear of all Liens except Permitted Liens.  Seller has not received written or oral notice from any insurance company that such insurance company will require any alteration to any Owned Property for continuance of a policy insuring any Owned Property or the maintenance of any rate with respect thereto (other than any notice of alteration that has been completed).

g.                                       There is no development agreement or other Contract that limits the ability to protest any real property Tax, fix any minimum real property Tax or require any continued business operation with respect to any Owned Property or any Leased Property. The use and occupancy of all Owned Property, and all Leased Property, are in material compliance with all Applicable Laws and all applicable insurance requirements, including those pertaining to zoning matters and the Americans with Disabilities Act (and all comparable provisions under federal, state, local and foreign laws), and conform to all such Applicable Laws on a current basis without reliance on any variance or other special limitation or conditional or special use permit.

h.                                      No portion of any Owned Property relies on any facility (other than a facility of a public utility or community water and sewer company) not located on such Owned Property to fulfill any zoning, building code or other requirement under Applicable Law, except where such reliance would not have a Material Adverse Effect. There is no material defect in any structural component of any improvement on any Real Property or any of the electrical, plumbing, HVAC, life safety or other building systems of any Real Property.

i.                                          All construction, installations and facilities, which are situated on any Real Property and which require regulatory approval, as well as the current use of those items, (i) have been granted unconditional and perpetual approval with regulatory finality or ‘grandfathered’ status (in German: bestandskräftig) and (ii) comply with the applicable public law provisions (as grandfathered), including any regulations covering construction and emissions, and do not violate any other currently Applicable Laws.  There are no conditions, restrictions or requirements which were imposed by any Government Authority or by any professional safety association (in German: berufsgenossenschaftlicheAuflagen) on the Real Property that have not been observed, and there are no revocations or repeals of, or restrictions on, any permits or approvals previously granted or any facts which would justify such action.

j.                                         With regard to the Real Property, there are no proceedings under public law (litigation, appellate proceedings or administrative proceedings reviewing an individual regulatory decision with a view to judicial review currently pending, including formally lodged neighbor disputes (in German: Nachbarwidersprüche)) and proceedings that aim to increase the requirements under the applicable construction and emission control legislation.  Also, no such proceedings were initiated and pending within the last two (2) years before the Closing Date. There are currently no legal proceedings subject to civil or public law with third parties relating to the Real Property, nor have there been such proceedings during the last two (2) years before the Closing Date.

3.20                        Sufficiency of Assets. The Purchased Assets and the assets of Acquired Companies constitute all of the assets, properties, rights, titles and interests used in the operation of the Business by the Seller Entities and the Acquired Companies as conducted by them immediately prior to Closing, except for (a) the Excluded Assets, (b) Inventory sold prior to closing in the ordinary course of business, and (c) the other items described on Schedule 3.20.

3.21                        No Undisclosed Liabilities. Neither Seller (with respect to the Business) nor any Acquired Company has any liability, except for (i) liabilities disclosed in Schedule 3.21 or on the Reference Balance Sheet; and (ii) liabilities arising or incurred in the ordinary course of business since the date of the Reference Balance Sheet, consistent with the past practice.

3.22                        Books and Records. The books and records of the Seller Entities (with respect to the Business) and the Acquired Companies are true and complete in all material respects.

3.23                        Customers and Suppliers.

a.                                      Schedule 3.23(a) sets forth a correct list of the top ten (10) customers of the Business (in terms of gross sales) for the years ended December 31, 2011 and December 31, 2012 (collectively, “Material Customers”). Since December 31, 2011, except as set forth on Schedule 3.23(a), none of the Material Customers has notified any of the Seller Entities or the Acquired Companies in writing that it will terminate or materially and adversely alter its relationship with the Business.

b.                                      Schedule 3.23(b) sets forth a correct list of the top ten (10) suppliers of the Business (in terms of gross sales) for the years ended December 31, 2011 and December 31, 2012 (collectively, “Material Suppliers”). Since December 31, 2011, except as set forth on Schedule 3.23(b), none of the Material Suppliers has notified any of the Seller Entities or the Acquired Companies in writing that it will terminate or materially alter its relationship with the Business.

c.                                       For the avoidance of doubt, it is understood that contracts with customers and suppliers have various termination dates and Seller makes no representation or warranty as to any extension or renewal of any contractual relationship following the Closing Date.

3.24                        Inventory. Since January 1, 2012, the Inventory has been maintained in the ordinary course of business consistent with past practice.  All of the Inventory is of a quality and quantity normally maintained by Seller and the Acquired Companies in the ordinary course of business consistent with past practice, subject only to the reserve for slow and obsolete inventory reflected on the Management Financial Statements.  All of the Inventory is in good and merchantable condition and is usable or salable in the ordinary course of business, subject only to the reserve for slow and obsolete inventory reflected on the Management Financial Statements.

3.25                        Accounts Receivable. All Accounts Receivable of the Business that will be reflected on the Final Closing Balance Sheet will represent valid obligations arising from sales actually made or services, in each case, related to the Business and actually performed by Seller (with respect to the Business) or an Acquired Company in the ordinary course of business consistent with past practice. Except as set forth on Schedule 3.25, such Accounts Receivable will be as of the Closing Date collectible net of the respective reserves shown on the Final Closing Balance Sheet.

3.26                        Related Party Transactions. Except as set forth on Schedule 3.26, none of the directors or Employees of the Seller Entities (with respect to the Business) or any of the Acquired Companies (other than with respect to employment arrangements entered into in the ordinary course of business) is (a) party to any binding business arrangement or relationship with a Seller Entity or an Acquired Company that is not terminable at will by such Seller Entity or Acquired Company, as applicable, without payment or penalty, or (b) owns any material property or right, tangible or intangible, which is used by a Seller Entity.

3.27                        Product Warranties. Each product manufactured, sold, leased or delivered by Seller (in connection with the Business) or by the Acquired Companies was at all times when such actions occurred in material conformance with all applicable contractual obligations, including all applicable express and implied warranties.  None of the Seller Entities nor the Acquired Companies has any liability for replacement or repair of any such products or other damages in connection therewith, subject only to the reserve for product warranty claims shown on the balance sheet included in the Management Financial Statements. No product is subject to any guarantee, warranty or other indemnity beyond the applicable terms and conditions of sale or lease for such product.

3.28                        Brokers. Except for fees payable to KPMG Corporate Finance LLC, no Person is or will be entitled to a broker’s, finder’s, investment banker’s, financial adviser’s or similar fee from any Seller Entity, any Acquired Company or any Person acting on its behalf in connection with this Agreement or any of the transactions contemplated hereby.

3.29                        Public Grants. Schedule 3.29 contains a list of all public grants, in particular all state aid within the meaning of national or European Union law, which were awarded to any Acquired Company during the last seven (7) years prior to the Closing Date (collectively “Public Grants”), specifying the nature, amount and material terms and conditions of such Public Grants.  Each Acquired Company has applied for, obtained and used the Public Grants always in compliance with any and all applicable legal requirements.  The Public Grants are and remain valid and may still be used on unchanged terms and conditions.  In particular, they need not be surrendered or paid back as a result of the conclusion or performance of this Agreement or based on other facts or circumstances.  No Public Grant is conditioned on any Acquired Company having a certain number of employees in certain plants or regions or having or maintaining a plant in a certain location. No Acquired Company has claimed or received payments from any suretyships or guarantees that would qualify as Public Grant.

3.30                        Bank Accounts. Schedule 3.30 sets forth each of the bank accounts of the Acquired Companies (indicating the Acquired Company that is the owner of each listed account) and the employees of each of the Acquired Companies that are authorized signatories with respect to such accounts.

3.31                        No Additional Representations. Except for the representations and warranties set forth in this Article 3 and in the other Transaction Documents, neither Seller nor any of its Affiliates makes any representation or warranty with respect to the Business.  Seller (for itself and on behalf of its Affiliates) hereby disclaims any implied warranty, including any implied warranty of merchantability or fitness for a particular purpose.

3.32                        Scope of Representations and Warranties of Seller. For the avoidance of doubt, the parties acknowledge and agree that it is their intent that the representations and warranties set forth in this Article 3 cover all of the operations of the Business regardless of which Subsidiaries of Seller conduct the Business as of the Closing Date, and that references to Seller Entities and Acquired Companies in this Article 3 should be read broadly to include all Subsidiaries of Seller that engage in the Business or through which the Business is conducted or that own assets used in the Business.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as of the date hereof as follows:

4.1                               Organization. Buyer is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation.  Buyer has delivered or made available to Seller true and complete copies of its charter and other organizational documents, each as amended to date and currently in effect.  Buyer has full power, authority and legal capacity to enter into this Agreement, and the other documents contemplated hereby to which it is a party and to perform its obligations hereunder and thereunder.

4.2                               Authorization. The execution, delivery and performance of this Agreement and all of the other agreements and instruments contemplated hereby to which Buyer is a party have been duly authorized Buyer, and no other act or other proceeding on the part of Buyer, its board of directors (or similar governing body) or its stockholders is necessary to authorize the execution, delivery or performance of this Agreement or the other agreements contemplated hereby and the consummation of the transactions contemplated hereby or thereby.  This Agreement and any other Transaction Document to which it is a party have been duly executed and delivered by Buyer and constitutes a valid and binding obligation of Buyer, enforceable in accordance with its terms (subject to bankruptcy, insolvency, reorganization, and other laws of general applicability relating to or effecting creditors’ rights and to general principles of equity).

4.3                               Non-contravention. The execution, delivery and performance by Buyer of this Agreement and any other Transaction Document, and the consummation of the transactions contemplated hereby do not and will not (i) contravene any provision contained in Buyer’s charter or other organizational documents, (ii) violate or result in a material breach of or constitute a material default under, or require the consent or approval of any third party under any contract, agreement, commitment, indenture, mortgage, lease, pledge, note, bond, license, permit or other instrument or obligation, or (iii) assuming satisfaction of the requirements set forth in Section4.4 below, violate or constitute a material breach of any judgment, order, decree, statute, law, rule or regulation or other restriction of any Governmental Authority, in each case to which Buyer is a party or by which it is bound or to which any of its assets or properties are subject.

4.4                               No Consents. Except for filings and approvals set forth in Schedule 4.4, consent, approval, order, permit or authorization of or registration, declaration, notice or filing with, any Governmental Authority is necessary for the execution, delivery or performance of this Agreement or any of the Transaction Documents to be executed by the Buyer or the consummation of the transactions contemplated hereby or thereby.

4.5                               Litigation. There is no claim, litigation, action, suit, proceeding, investigation or inquiry, administrative or judicial, pending against Buyer, at law or in equity, before any Governmental Authority, that might have an adverse effect on Buyer’s ability to perform any of its obligations under this Agreement or to consummate the transactions contemplated hereby.

4.6                               Adequacy of Funds. The Buyer has, or will have prior to or at the Closing, adequate financial resources to satisfy its monetary and other obligations under this Agreement including, without limitation, the obligation to pay the Purchase Price in accordance herewith.

4.7                               Brokers. No Person is or will be entitled to a broker’s, finder’s, investment banker’s, financial adviser’s or similar fee from Buyer or any Person acting on its behalf in connection with this Agreement or any of the transactions contemplated hereby.

4.8                               Acknowledgements by Buyer.

a.                                      Buyer acknowledges and agrees that it has conducted its own independent review and analysis of the Business and its assets, financial condition, results of operations and prospects.

b.                                      Buyer acknowledges and agrees that none of Seller, the Acquired Companies, the Business or its or their Affiliates or any other Person acting on behalf of them (i) has made any representation or warranty, express or implied, including any implied representation or warranty as to the condition, merchantability, suitability or fitness for a particular purpose of any assets of or held by the Business or (ii) has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Business; in either case except as expressly set forth in this Agreement.  Buyer further agrees that, except as specifically set forth in this Agreement, none of Seller, the Acquired Companies, the Business or its or their Affiliates or any other Person acting on behalf of them will have or be subject to any liability to Buyer, any Buyer Indemnitee or any other Person resulting from the distribution to Buyer or any of its Affiliates or representatives of any information relating to the Business, including any information, document or material made available to Buyer by electronic mail, CD-ROM, electronic “data rooms,” management presentations or any other form in expectation of this Agreement or the transactions contemplated hereby.

c.                                       In connection with Buyer’s investigation of the Business, Buyer has received certain projections, including projected statements of operating revenues and income from operations of the Business and certain budget and business plan information.  Buyer acknowledges and agrees that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, and that Buyer is familiar with such uncertainties and that Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it, including the reasonableness of the assumptions underlying such estimates, projections and forecasts. Accordingly, Seller makes no representation or warranty with respect to such estimates, projections and other forecasts and plans, including the reasonableness of the assumptions underlying such estimates, budgets, projections and forecasts.

ARTICLE 5

COVENANTS AND FURTHER AGREEMENTS

5.1                               Access and Confidential Information.

a.                                      After the Closing, Buyer shall make available and shall cause the Business to make available to Seller and its accountants, agents and representatives, at reasonable times and upon prior written request, any and all books, records, contracts and other information of the Business existing at the Closing to the extent reasonably requested by Seller for Tax or accounting purposes or for the defense of any action or claim.  Buyer will cause the Business to hold all material books and records of the Business on the Closing Date and not destroy or dispose of any thereof except in accordance with the record retention policies generally applicable to Buyer and its Affiliates.

b.                                      Seller shall, and shall cause its Affiliates to, treat and hold as confidential all, and shall not disclose any, of the Confidential Information and refrain from using any of the Confidential Information except in connection with performance of Seller’s obligations under this Agreement.  In the event that Seller, or any Affiliate, is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, Seller shall, or cause such Affiliate to notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section. If, in the absence of a protective order or a duly given waiver by Buyer, Seller or such Affiliate is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, Seller or such Affiliate may disclose such Confidential Information to the tribunal; provided, however, that it shall use its reasonable best efforts to obtain an order or other assurance that confidential treatment shall be accorded to the Confidential Information required to be disclosed.

5.2                               Further Assurances. Subject to the terms and conditions herein provided, each of the Parties shall use their respective commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement; provided that the foregoing shall in no event be interpreted to require any Party to waive any condition precedent to its obligations to close the transactions contemplated hereby.

5.3                               Disclosure Schedules. With respect to the disclosure schedules of Seller referenced herein as “Schedules” or “Disclosure Schedules”:  (i) the inclusion of any information in any Disclosure Schedule shall not be deemed to be an admission of any liability or obligation of Seller to any third Person, or an admission against the interest of the Business or Seller to any third Person; (ii) no disclosure in the Disclosure Schedules relating to any possible breach or violation of any Contract, laws or order shall be construed as an admission or indication that any such breach or violation exists or has actually occurred; (iii) disclosure of any fact or item in any Disclosure Schedule shall not necessarily mean that such fact or item is material to the Business; and (iv) any item or matter disclosed on any Schedule shall be deemed to be disclosed for all purposes on all other Disclosure Schedules to the extent the applicability of such item or matter is reasonably apparent on its face.

5.4                               Public Announcements. The timing and content of all announcements regarding any aspect of this Agreement or the transactions contemplated hereby to the financial community, government agencies, Employees or the general public shall be mutually agreed upon in advance by Seller and Buyer. Notwithstanding the foregoing, each Party may make any such announcement which it in good faith believes, based on advice of counsel, is required by law; provided that such Party shall use its reasonable best efforts to consult with and agree on the language of any such announcement with the other Party prior to any such announcement to the extent practicable, and shall in any event promptly provide the other Party with copies of any such announcement.

5.5                               Employees and Employee Benefits.

a.                                      Buyer, or a Buyer Designee, shall offer employment, effective from the Closing, to all Employees of Seller that are actively employed or noted as being on disability as set forth on Schedule 3.13(o) exclusively in the Business as of the Closing Date. Following the Closing, Buyer or Buyer Designee shall employ all such Employees of Seller that accept Buyer’s offer of employment and all Employees of the Acquired Companies at (i) the same wage, salary, bonus or commission, (ii) a reasonable comparable benefit level to which they received at or prior to Closing Date and (iii) a comparable position to which they held at or prior to Closing Date; provided, however, that nothing in this Agreement shall prevent Buyer or a Buyer Designee from modifying any such wage, salary, bonus, commission and benefit levels (subject to Section 5.5(b) and 5.5(c) below) from time to time after the

Closing Date.  An Employee of the Business whose employment with the Buyer or a Buyer Designee becomes effective under this Section 5.5 shall be referred to herein as a “Transferred Employee.”

b.                                      Buyer hereby agrees that, from and after the Closing Date and to the extent reasonably available, Buyer shall cause the Business to grant all Transferred Employees credit for any service with the Business earned prior to the Closing Date (i) for eligibility, vesting and benefit entitlement purposes, (ii) for purposes of vacation and severance benefits under any employee benefit plan, program or arrangement established or maintained by the Business on or after the Closing Date, whether or not such plan, program or arrangement is an Employee Benefit Plan (the “New Plans”) and (iii) for any other purpose as required under Applicable Law. In addition, Buyer hereby agrees (to the extent reasonably available to Buyer via Buyer’s benefit providers) (A) to waive all pre-existing condition exclusions, coverage exclusions, and actively-at-work requirements and similar limitations, eligibility waiting periods and evidence of insurability requirements under any New Plans to the extent waived or satisfied by an Employee under any Employee Benefit Plan as of the Closing Date, and (B) to cause any covered expenses incurred or payments made under any Employee Benefit Plans on or before the Closing Date by any Transferred Employee (or covered dependent thereof) to be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket and number of session provisions after the Closing Date under any applicable New Plan.

c.                                       Buyer hereby agrees to cause the Business from and after the Closing to (i) continue to be bound by and comply with the terms of the written employment agreements and severance agreements of Non-U.S. Employees of the Business, (ii) provide to United States Transferred Employees separation benefits that are comparable to those available under the ITW Separation Pay Programs for any qualifying event that occurs during the period ending on the eighteen (18) month anniversary of the Closing Date, and (iii) pay any bonuses and sales commission payments that were accrued as a liability in the Final Closing Statement.

d.                                      The Buyer and the Business shall have all responsibility and liability for meeting all requirements under COBRA with respect to each Transferred Employee whose qualifying event occurs after the Effective Time.  Seller shall have all responsibility and liability for meeting all requirements under COBRA with respect to (i) current and former Employees who do not become a Transferred Employee, including any current or former Employee who incurred a qualifying event under COBRA prior to the Effective Time, and (ii) any Employee whodoes not become a Transferred Employee.

e.                                       Schedule 5.5(e) contains a complete list of Employees eligible to receive (i) a pro-rata bonus payment (commencing January 1, 2013 and ending on the Closing Date) under the ITW Executive Incentive Program, and/or (ii) a retention payment under a Retention and Incentive Award.  In the event and to the extent such payments are accrued as a liability on the Final Closing Statement, Buyer shall make such payments in accordance with the terms outlined in the ITW Executive Incentive Program and/or the Retention and Incentive Award (as applicable).  In the event such payments are not accrued as a liability on the Final Closing Statement, Seller will request the Buyer to make such payments and reimburse the Buyer for the cost of such payments, including the employer portion of any associated payroll taxes within five (5) Business Days following receipt of a valid invoice and documentation indicating such payments were made.

f.                                        Without limiting the generality of Section 5.5 the Buyer shall provide the Transferred Employees, that are participants in the ITW Executive Incentive Program, with the opportunity to earn a bonus for the period commencing at the Effective Time and ending December 31, 2013, on terms not less favorable than the bonus opportunity set forth in the ITW Executive Incentive Program, but based upon performance following the Closing

g.                                       Seller agrees to retain all liabilities relating to or arising from the workers’ compensation claims for United States Employees based on events occurring prior to the Effective Time.

h.                                      No provision of this Section 5.5 shall create any third party beneficiary or other rights in any Employee or former Employee of the Business (including any beneficiary or dependent of any such Employee or former Employee) in respect of continued employment (or resumed employment) with, or any pay or employee benefits from, Seller, any of Seller’s affiliates, Buyer, the Business or any employee benefit plans of the foregoing Persons.

5.6                               Tax Matters. The following provisions shall govern the allocation of responsibility as between Buyer and Seller for certain Tax matters following the Closing:

a.                                      Tax Returns.

(i)                                     Seller shall prepare or cause to be prepared all income Tax Returns with respect to the Acquired Companies for periods ending on or before the Closing Date (“Pre-Closing Income Tax Returns”), shall be responsible for expenses of preparing such Tax Returns and shall pay all Taxes shown as due thereon.  Each such Tax Return shall be prepared in a manner consistent with past practice, unless otherwise required by Applicable Law. Seller shall file or cause to be filed all such Tax Returns; provided that if under applicable laws, Seller is not permitted to execute or cause to be executed, or file or cause to be filed, such Tax Returns, then Seller shall provide such returns to Buyer no later than thirty (30) days before such Tax Returns are due, and Buyer shall file or cause to be filed such Tax Returns (and if necessary shall execute or cause to be executed such Tax Returns) along with payment of Taxes due as remitted by Seller.

(ii)                                  Except as provided above, Buyer shall prepare and file or cause to be prepared and filed each Tax Return of the Acquired Companies required to be filed after the Closing Date that relate to periods beginning and ending after the Closing Date, and shall be responsible for expenses of preparing such Tax Returns.

(iii)                               With respect to a Tax Return of an Acquired Company relating to a period beginning before, and ending after, the Closing Date (“Straddle Period”):

(1)                                 such Tax Returns (including Internal Revenue Service Form 5471) shall be prepared by Buyer taking into consideration the past practices associated with the preparation of such Tax Returns;

(2)                                 a draft of each such Tax Return shall be provided to Seller for review and comment at least thirty (30) days prior to the due date for filing such Tax Return; and

(3)                                 Buyer shall take into consideration such proposed changes to such Tax Returns as are furnished in writing by Seller.  Buyer shall pay or shall cause to be paid all Taxes shown to be due and owing thereon, and Seller shall pay to Buyer promptly after notice, the amount of any Taxes in respect of the period prior to Closing as determined under this Section 5.6(a)(ii) (“Pre-Closing Taxes”) shown to be due and owing on any such Tax Returns.  If Seller objects to any amount owed by it on any Tax Return with respect to any Pre-Closing Taxes, Seller shall, as promptly as practicable but in no event later than fourteen (14) days after receipt of such Tax Return, notify Buyer in writing that it so objects, specifying with particularity any such objection and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered, Seller and Buyer shall negotiate in good faith to resolve their disagreement.  If Seller and Buyer have not resolved their disagreement within ten (10) Business Days after receipt by Buyer of such notice, they shall refer the matter for resolution to the Independent Firm, the decision of which shall be binding on Buyer and Seller. The costs, fees and expenses of the Independent Firm shall be borne equally. If the Independent Firm is unable to make a determination with respect to any disputed item prior to the due date (including extensions, which extensions shall be sought whenever possible) for filing of the Tax Return in question, Buyer may file such Tax Return on the due date without Seller’s consent. Notwithstanding the filing of such Tax Return, the Independent Firm shall make a determination with respect to any disputed issue and appropriate adjustments shall be made to reflect such determination not later than ten (10) Business Days after such decision has been rendered.

(4)                                 In allocating the Parties’ respective liabilities under Section 5.6(a)(iii) with respect to a Straddle Period, the amount of any Pre-Closing Taxes based on income, gain, or profits shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, shall be deemed to terminate at such time), and the amount of other Taxes for the Straddle Period that are treated as Pre-Closing Taxes shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the Tax period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

b.                                      Audits and Contests Regarding Taxes.

(i)                                     Any Party that receives any notice of a pending or threatened Tax audit, assessment, or adjustment relating to an Acquired Company or the Business that may give rise to a liability of another Party (a “Tax Proceeding”), shall promptly notify the other Party within ten (10) Business Days of the receipt of such notice; provided, however, that failure to give such notice shall not affect the indemnification obligations under Article 7 unless such failure prejudices the indemnifying Party.  The Parties each agree to consult with and to keep each other informed on a regular basis regarding the status of any Tax Proceeding to the extent that such Tax Proceeding could affect such other Party (including indemnity obligations hereunder).

(ii)                                  Seller shall have the sole right to control the defense, compromise or other resolution of, any Tax Proceeding which may impact any Pre-Closing Tax Period; provided that Buyer shall have the right to participate in such proceeding at its own expense (including through counsel or other advisors of its choice). Neither Buyer nor Seller shall settle, compromise or otherwise resolve a Tax Proceeding, except with the prior written consent of the other (not to be unreasonably withheld, conditioned, or delayed).

c.                                       Cooperation on Tax Matters. Buyer and Seller shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to this Section 5.6 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s reasonable request) access to the records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available as reasonably requested on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Buyer shall retain all books and records with respect to Tax matters pertinent to Seller relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Seller, any extensions thereof) of the respective taxable periods, and abide by all record retention agreements entered into with any Governmental Authority.  In no event shall Buyer file an amended Tax Return covering any period on or before Closing Date without Seller’s written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

d.                                      Refunds and Carrybacks. Buyer shall pay to Seller any refund, offset or credit of Taxes attributable to a period (or portion thereof) ending on or before the Closing Date, together with any interest received thereon. Any such payment shall be made (i) in the case of a refund, promptly after receipt thereof, or (ii) in the case of a credit or offset, promptly after the filing of the Tax Return claiming such credit or offset.

e.                                       Section 338 Election.. Buyer shall not make, without prior written consent of Seller, a Code §338 election with respect to the Parent or any of its Subsidiaries that could have an adverse federal income tax on Sellers.  Sellers shall not withhold consent to make a Code §338 election provided that the Buyer agrees to indemnify and hold harmless Seller from and against any United States federal income tax liability incurred by Seller in excess of the United States federal income tax liability that Seller would have incurred assuming that the election under Code §338 had not been made.

f.                                        Survival of Obligations.  The obligations of the Parties set forth in this Section 5.6 shall remain in effect until the expiration of the applicable period of limitations on assessments.

g.                                       No Intermediary Transaction Tax Shelter. Buyer shall not take any action with respect to the Acquired Companies subsequent to the Closing that would cause the transactions contemplated hereby to constitute part of a transaction that is the same as, or substantially similar to, the “Intermediary Transaction Tax Shelter” described in Internal Revenue Service Notices 2001-16 and 2008-111.

h.                                      Transfer Taxes. All Transfer Taxes incurred in connection with the transactions contemplated by this Agreement shall be paid by Seller when due.  Seller shall, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes. If required by applicable law, the Purchaser shall join in the execution of any such Tax Returns and other documentation.

i.                                          Fiscal Unity (in German: Organschaft). The profit loss and transfer agreement between Forkardt-Germany and ITW LLC & Co. KG dated 20 June 2005 has been concluded in accordance with mandatory German corporate law and has been legally valid until its termination as of 31 March 2013. It fulfills all requirements necessary to establish a fiscal unity (in German: Organschaft) for German corporate income as well as trade tax purposes between its parties and has been carried out properly throughout its term thereby fully complying with all requirements under German Tax law and/or regulations thereunder.

5.7                               Assumption of Contracts. Notwithstanding anything otherwise set forth herein, Buyer’s and Buyer Designees’ rights under Assigned Contracts of the Business upon being assumed hereunder are assumed subject to the rights of third parties to the extent such third parties have contractual rights that require prior approval or consent in connection with the transfer or assignment of the Assigned Contracts pursuant to the terms of any such Contract.  In the event that any such consent, approval or waiver shall not have been obtained prior to the Closing Date, and thereafter if any other party to an Assigned Contract objects to such transfer as a breach of any agreement therewith, then as of the Closing, this Agreement, to the extent permitted by Applicable Laws and said Assigned Contract, shall constitute full and equitable assignment by Seller or its applicable Affiliate to Buyer or the applicable Buyer Designee of all of Seller’s or its Affiliates’ right, title and interest in, to and under such Contract.  Seller shall use commercially reasonable efforts to assist Buyer or the applicable Buyer Designee in obtaining consents or approvals from third parties as may be necessary to complete any transfer of any such Contract. To the extent that any such requested consents and waivers are not obtained until the impediments to any such assignment are resolved, Seller shall, and shall cause its Affiliates to, use reasonable commercial efforts to (a) provide to Buyer the benefits of any such Contract, (b) hold all monies and other consideration received by Seller thereunder on and after the Closing Date in trust for the account of Buyer or the applicable Buyer Designee, (c) remit such money or other consideration to Buyer or the applicable Buyer Designee reasonably promptly and (d) enforce, at the request of and for the account of Buyer or the applicable Buyer Designee, at Buyer’s sole expense, any rights of Seller arising from any such contract against any third Person. From and after the Closing Date, Seller authorizes Buyer or the applicable Buyer Designee to receive all the benefits of Seller under any such Contracts for the period commencing on the Closing Date, and appoints Buyer or the applicable Buyer Designee its attorney-in-fact to act in its name on its behalf with respect thereto.

5.8                               Post-Closing Financial Statements. Within ten (10) days following the Closing Date, Buyer shall provide to Seller the normal quarter and/or month end balance sheet and other financial information of the type that the Business provided to Seller via its financial reporting system for past reporting periods, covering the period ending as of the Closing Date.

5.9                               Use of Trademarks. For a period of six (6) months following the Closing Date, Buyer, the Buyer Designees and the Acquired Companies shall have the right to continue to use the marketing materials, invoices, stationery, product manuals, packing materials and other supplies and similar materials, that were previously created and included in the inventory of the Purchased Assets and incorporate Seller’s or its Affiliates’ trademarks, service marks or trade names not included in the Purchased Assets and not otherwise owned by the Acquired Companies in the manner such supplies and materials are currently used in the Business; provided, however, that after the Closing Date, Buyer shall, and shall cause the Acquired Companies, to take reasonable measures to transition away from such use as soon as reasonably practicable.

5.10                        Restrictive Covenants.

a.                                      Non-Competition. Except as set forth in the following sentence, during the period commencing on the Closing Date and ending on the three-year anniversary of the Closing Date (the “Restrictive Term”), Seller shall not, and Seller shall cause any and all its Affiliates not to, directly or indirectly (as an investor, consultant, lender, manager, contractor or otherwise), carry on or engage in the Restricted Business anywhere in the world.  For so long as Seller directly or indirectly owns it, nothing in this Section 5.10(a) shall in any way prohibit, limit or otherwise restrain Seller or any of its Affiliates from operating the Forkardt-India Business as presently conducted.

b.                                      Investments; Acquisitions. Nothing in Section 5.10(a) shall prevent Seller or any of its Affiliates from:

(i)                                     owning or holding less than 1% of the outstanding shares of any class of stock that is regularly traded on a recognized U.S. or non-U.S. securities exchange or over-the-counter market; or

(ii)                                  carrying on or having any direct or indirect financial interest in any business engaged in the Restricted Business as a result of acquiring after Closing any corporation or business primarily engaged in business other than the Restricted Business (an “Acquired Business”) provided that:

(1)                                 in no event shall Seller or any of its Affiliates acquire any interest in any of the following companies during the Restrictive Term: Kitagawa, Autoblok, Schunk, Rohm, Hainbuch, Hu Hot, Teitoku;

(2)                                 the portion of the Acquired Business engaged in the Restricted Business did not account for more than twenty-five percent (25%) of revenues or after tax profits of the Acquired Business as determined from the most recently available annual financial statements of the Acquired Business before the acquisition was made;

(3)                                 the portion of the Acquired Business engaged in the Restricted Business is carried on after the acquisition in materially the same manner as carried on before the acquisition; and

(4)                                 Seller or the applicable Affiliate that acquired the Acquired Business shall undertake reasonable efforts to sell or otherwise divest the portion of the Acquired Business engaged in the Restricted Business within eighteen (18) months following such acquisition.

c.                                       Employee Non-Solicitation. During the Restrictive Term, Seller shall not, and Seller shall cause its Affiliates not to, directly or indirectly, solicit, employ or engage as an independent contractor, any management-level Transferred Employee of the Business; provided that nothing in this Section 5.10(c) shall prohibit Seller or its Affiliates from soliciting or hiring any such employee that (i) responds to a general solicitation that is not specifically targeted at employees of the Business, (ii) voluntarily resigns from Buyer or the Business following Closing and has not been employed by the Business for six (6) months, and/or (iii) is terminated by Buyer or the Business following Closing.

d.                                      Customer Non-Solicitation. During the Restrictive Term, Seller will not, and will cause its Affiliates not to, solicit, request, advise or induce any then-current or potential customer of the Business to cancel, curtail or otherwise adversely change its actual or potential business or relationship with Buyer or any of its Affiliates, and Seller shall, and shall cause its Affiliates to, use its commercially reasonable best efforts to refer to Buyer or its applicable Affiliate all customer and other third-party inquiries relating to the Business.

e.                                       Separate Covenants. Each of the covenants contained in this Section 5.10 shall be construed as a separate covenant against solicitation or competition, as the case may be, in each of the separate states, jurisdictions, countries and other geographic areas in which the Business, Seller or its Affiliates are engaged or contemplated to be engaged in the Business. To the extent that any of the covenants contained in this Section 5.10 are determined to be illegal or unenforceable within any such state, jurisdiction, country or other geographic area, such covenant shall not thereby be affected with respect to any other state, jurisdiction, country or geographic area.

f.                                        “Blue Pencil Provision”. If any court of competent jurisdiction shall at any time deem the term of any particular covenant set forth in this Section 5.10 too lengthy or the territory thereof too extensive, the other provisions of this Section 5.10 nevertheless shall stand, and the term of the covenants set forth in this Section 5.10 shall be deemed to be the longest period permissible by law under the circumstances and the territory thereof shall be deemed to comprise the largest territory permissible by law under the circumstances. The court in each case shall reduce the term of those covenants and/or the territory thereof to a permissible duration or size.

g.                                       Seller acknowledges and agrees that (i) this Section 5.10 is reasonable and necessary to ensure that Buyer and its Affiliates receive the expected benefits of acquiring the Business, (ii) Buyer would not have entered into this Agreement in the absence of this Section 5.10 and (iii) breach of this Section 5.10 will harm Buyer and its Affiliates to such an extent that monetary damages alone would be an inadequate remedy and Buyer and its Affiliates would not have an adequate remedy at law.  Therefore, in the event of a breach by any Seller of this Section 5.10, Buyer and its Affiliates (in addition to all other remedies they may have) will be entitled to seek an injunction and other equitable relief (without posting any bond or other security) restraining Seller (or its applicable Affiliate) from committing or continuing such breach and to enforce specifically this Agreement and its terms.

5.11                        Termination of Intercompany Agreements; Release of Acquired Companies.

a.                                      Seller covenants and agrees that, effective as of the Closing, Seller shall, and shall cause of each of Seller’s Affiliates to, terminate the Terminating Intercompany Agreements, and that effective as of the Closing, the Terminating Intercompany Agreements shall no longer be enforceable and shall have no further force or effect.

b.                                      For and in consideration of the covenants and promises set forth in this Agreement, Seller, for itself and on behalf of each of its Affiliates and each of their respective successors, assigns, heirs and beneficiaries (each a “Releasing Party” and collectively, the “Releasing Parties”) hereby fully and finally release the Released Parties from any and all Claims whatsoever, known or unknown, suspected or unsuspected, fixed or contingent, past, present or future, in law or in equity, which such Releasing Parties has against the Released Parties, or any of them, which relate to or arise out of a Releasing Party’s contractual relationship with such Acquired Company (as set forth in each Terminating Intercompany Agreement) or officer, employee of, or consultant to, such Acquired Company or any of its Affiliates based upon, arising from, or in any way connected with or relating to any act, omission, or state of facts taken or existing on or prior to the date hereof.  Seller covenants and agrees that each Releasing Party shall not to institute any litigation, lawsuit, claims or action, and will not cooperate or assist in any such litigation, lawsuit, claim or action against the Released Parties, or any of them, pursuing any Claim released in this Section 5.11(b). If any provision of this Section 5.11(b) is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Section 5.11(b) shall remain in full force and effect.  Any provision of this Section 5.11(b) held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

5.12                        Waiver of Bulk Sales Laws. The Parties each waive compliance with all Applicable Laws relating to bulk sales transfers and any other similar laws (including state Tax laws) in any applicable jurisdiction in respect of the transactions contemplated by this Agreement; provided, however, that the Seller shall pay and discharge when due all costs, charges, penalties and all other amounts asserted against Buyer or the Purchased Assets by reason of such noncompliance and shall promptly take all necessary actions required to remove any Liens which may be placed upon any of the Purchased Assets by reason of such noncompliance.

5.13                        Insurance.

a.                                      From and after the Closing, each Acquired Company, subject to the terms of Seller’s Insurance Policies (excluding Employee Benefit Plans), shall retain the right to make claims and receive recoveries for the benefit of the Acquired Company under any insurance policies maintained at any time prior to the Closing by Seller and its Affiliates (collectively, “Seller’s Insurance Policies”) covering any loss, liability, claim, damage or expense relating to the assets, business, operations, conduct, products or employees (including former employees) of each of the Acquired Companies and its predecessors that relates to or arises out of occurrences prior to the Closing (a “Covered Claim”).

b.                                      In the event that any legal action, arbitration, negotiation or other proceedings are required for an Acquired Company to assert coverage against any insurer or to perfect its Covered Claim, the Acquired Company shall do so at its own expense.

c.                                       Seller shall cooperate fully and cause its Affiliates to cooperate fully with Buyer and the Acquired Companies in submitting good faith Covered Claims.

d.                                      Seller and its Affiliates shall retain ownership and custody of Seller’s Insurance Policies and related records and Buyer and the Acquired Companies shall have access to and the right to make copies of all such documents and records upon the reasonable request to Seller or its Affiliates.

ARTICLE 6

CONDITIONS TO CLOSING

6.1                               Mutual Conditions. The respective obligations of each Party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing of each of the following conditions:

a.                                      No Injunction. At the Closing, there shall be no effective injunction, writ or preliminary restraining order or any order of any nature issued by a court or Governmental Authority of competent jurisdiction to the effect that the transactions contemplated hereby may not be consummated as herein provided, and no proceeding or lawsuit shall have been commenced by any Governmental Authority or other Person for the purpose of obtaining any such injunction, writ or preliminary restraining order.

6.2                               Conditions to the Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment prior to or at Closing of each of the following conditions, any and all of which may be waived, in whole or in part, by Buyer to the extent permitted by Applicable Law:

a.                                      Material Adverse Effect. No Material Adverse Effect shall have first occurred between date of execution of this Agreement and the Closing Date.

b.                                      Representations and Warranties. All representations and warranties made by Seller in this Agreement shall be true and correct in all material respects as of the Closing Date as though such representations and warranties were made as of the Closing Date (except in the case of any representation or warranty which specifically relates to an earlier date, which representation shall have been true and correct only as of such earlier date), except to the extent the failure of such representations and warranties to be true and correct as of such dates, individually or in the aggregate, has not had a Material Adverse Effect.

c.                                       Covenants. Seller shall have duly performed or complied with, in all material respects, all of the covenants and agreements required to be performed or complied under the terms of this Agreement prior to or at Closing.

d.                                      Closing Certificate. Seller shall have delivered to Buyer a certificate dated the Closing Date to the effect that the condition specified in Sections 6.2(b) and 6.2(c) has been satisfied.

e.                                       Forkardt India Business. Buyer, or an Affiliate of Buyer, shall have entered into a definitive purchase agreement pursuant to which Buyer or its Affiliate shall have the right to acquire the Forkardt India Business.

6.3                               Conditions to the Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing of each of the following conditions, any and all of which may be waived in whole or in part by Seller to the extent permitted by applicable law:

a.                                      Representations and Warranties. All representations and warranties made by Buyer in this Agreement shall be true and correct in all material respects as of the Closing Date as though such representations and warranties were made as of the Closing Date (except in the case of any representation or warranty which specifically relates to an earlier date, which representation shall have been true and correct only as of such earlier date), except to the extent the failure of such representations and warranties to be true and correct as of such dates, individually or in the aggregate, has not had a material adverse effect on the ability of Buyer to perform its obligations hereunder (including with respect to the payment of the Purchase Price).

b.                                      Covenants. Buyer shall have duly performed or complied with, in all material respects, all of the covenants and agreements required to be performed or complied with by Buyer under the terms of this Agreement prior to or at the Closing.

c.                                       Closing Certificate. Buyer shall have delivered to Seller a certificate, dated as of the Closing Date, to the effect that the condition specified in Sections 6.3(a) and 6.3(b) have been satisfied.

ARTICLE 7

INDEMNIFICATION

7.1                               Survival of Representations. The representations and warranties of Seller contained in Article 3 and the representations and warranties of Buyer contained in Article 4 shall survive the Closing for the period beginning on the Closing Date and ending on the eighteen (18) month anniversary of the Closing Date (the “General Survival Period”); except that (a) the representations and warranties in Section 3.12 (Environmental Matters) shall survive the Closing for the period beginning on the Closing Date and ending on the thirty-six (36) month anniversary of the Closing Date (b) the representations and warranties in Sections 3.1 (Organization and Qualification), 3.2 (Authorization), 3.4 (Title), 3.6 (Capitalization; Subsidiaries) and 3.28 (Brokers) (collectively, the “Fundamental Representations”) shall survive the Closing indefinitely; and (c) the representations and warranties contained in Sections 3.11 (Taxes), 3.14 (Employee Benefit Plans in the United States) and 3.15 (Employee Benefit Plans outside of the United States) shall survive until ninety (90) days after the expiration of all statute of limitations applicable to third-party Claims in respect thereof.  The survival periods described in this Section 7.1 are collectively referred to as the “Survival Periods” and each, a “Survival Period.” Notwithstanding the foregoing, representations, and warranties, in respect of which an indemnification claim shall be made in accordance with this Article 7 prior to the end of the applicable Survival Period referred to above shall survive with respect to such indemnification claim until the final disposition thereof.

7.2                               General Indemnification.

a.                                      Subject to the limitations set forth in Section 7.5 and the other provisions of this Article 7, after the Closing, Seller agrees to indemnify, defend and hold Buyer, each Buyer Designee, each Acquired Company and/or their respective officers, directors, employees, stockholders and Affiliates (each a “Buyer Indemnitee” and together the “Buyer Indemnitees”) harmless from any Loss as a result of or arising out of (i) the breach of any representation or warranty made in Article 3, (ii) any breach by Seller or any Affiliate of Seller of any of its covenants or agreements contained herein or in any Transaction Document, (iii) any Excluded Liability, or (iv) the matters specified in Schedule 7.2(a)(iv).

b.                                      After the Closing, Buyer agrees to indemnify, defend and hold Seller and/or its respective officers, directors, employees, stockholders and affiliates (each a “Seller Indemnitee” and together the “Seller Indemnitees”) harmless from any Loss suffered or paid, directly or indirectly, as a result of or arising out of (i) the breach of any representation or warranty made by Buyer in Article 4 and (ii) any breach by Buyer of any of its covenants or agreements contained herein or in any Transaction Document.

c.                                       The obligations to indemnify and hold harmless pursuant to Sections 7.2(a)(i) and 7.2(b)(i) shall survive the consummation of the transactions contemplated hereby until the later of (i) the end of the applicable Survival Period as described in Section 7.1 and (ii) with respect to indemnification claims made pursuant to Sections 7.2(a)(i) or Section 7.2(b)(i) prior to the end of the applicable Survival Period referred to above, the final disposition of such indemnification claims.

d.                                      All indemnification payments under this Article 7 shall be treated by the Parties as adjustments to the Purchase Price, except as otherwise required by Applicable Laws.

7.3                               Notice of Claims. Any Party seeking indemnification under this Article 7 (the “Indemnified Party”) shall, (and with respect to claims of indemnification pursuant to Sections 7.2(a)(i) and 7.2(b)(i), within the relevant Survival Period, promptly provide written notice (a “Claim Notice”) to the Party obligated to indemnify such Indemnified Party (such notified Party, the “Responsible Party”) describing in reasonable detail the facts giving rise to any claims for indemnification hereunder and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such claim, and a reference to the provision of this Agreement upon which such claim is based; provided that a Claim Notice in respect of any action at law or suit in equity by or against a third Person as to which indemnification will be sought shall be given promptly after the action or suit is commenced; provided, further, that failure to give such written notice shall not relieve the Responsible Party of its obligations hereunder, except to the extent that the Responsible Party shall have been prejudiced by such failure. The Indemnified Party shall give the Responsible Party reasonable access to the books, records and assets of the Indemnified Party relating to such claim or the act, omission or occurrence giving rise to such claim and the right, upon reasonable prior notice during normal business hours, to interview any appropriate personnel of the Indemnified Party related thereto.

7.4                               Third Party Claims.

a.                                      In the case of a claim, action, suit or proceeding by a third party (a “Third Party Claim”) as to which indemnification is sought by an Indemnified Party, except as provided in Sections 7.4(c) and (d), the Responsible Party shall have the right within 10 days after receipt of the Claim Notice to assume the conduct and control of the settlement or defense thereof through counsel selected by the Responsible Party and reasonably acceptable to the Indemnified Party at the expense of the Responsible Party.  If the Responsible Party assumes the defense of a Third Party Claim, the Indemnified Party shall have the right to participate in (but not control) such defense through counsel chosen by such Indemnified Party, provided that the fees and expenses of such counsel shall be borne by such Indemnified Party.  So long as the Responsible Party is reasonably contesting any such claim in good faith, the Indemnified Party shall not pay or settle any such claim unless the Indemnified Party waives in writing any right to indemnification by the Responsible Party with respect to such claim. The Responsible Party shall not, except with the prior written consent of the Indemnified Party, enter into any settlement or consent to entry of any judgment, which consent shall not be unreasonably withheld provided (i) such settlement or judgment does not involve a finding or admission of a violation of Applicable Law by the Indemnified Party and (ii) the sole relief provided is money damages which shall be paid fully by the Responsible Party.  If the Responsible Party does not assume the conduct and control of the settlement or defense of such claim in accordance with this Section 7.4(a), the Indemnified Party may defend against such claim in such manner as it reasonably deems appropriate.If the Responsible Party assumes the defense of a Third Party Claim, and for so long as the Responsible Party continues to contest such claim in good faith, Indemnified Party shall cooperate in all reasonable respects with the Responsible Party and its attorneys in the investigation, trial and defense of any Third Party Claim and any appeal arising therefrom and shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. Such cooperation shall include access during normal business hours being afforded to the Responsible Party and its agents and representatives to, and reasonable retention by the Indemnified Party of, records and information which have been identified by the Responsible Party as being reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  The Parties shall cooperate with each other in any notifications to insurers.

b.                                      The Responsible Party shall not be entitled to assume or conduct the defense of a Third Party Claim if (i) the Responsible Party is also a party to such Third Party Claim and the Indemnified Party upon advice of counsel reasonably determines that a conflict of interest would arise if the Responsible Party defended the claim for itself and the Indemnified Party, or (ii) within ten (10) days of receipt if the Claim Notice, the Responsible Party fails to provide written notice to the Indemnified Party in which it acknowledges its indemnification obligations hereunder with respect to such Third Party Claim and agrees to assume the defense thereof.

c.                                       Notwithstanding the foregoing, if at any time an Indemnified Party determines upon advice of counsel in good faith that there is a reasonable probability that a Third Party Claim would adversely affect it or its Affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Party may, by notice to the Responsible Party assume the exclusive right to defend, compromise, or settle such Third Party Claim.

7.5                               Limitations on Indemnification Obligations.

a.                                      Seller shall not be responsible for any Losses claimed by a Buyer Indemnitee under Section 7.2(a)(i), which result directly from the continuation by Buyer or an Acquired Company after the Effective Time of any practice or procedure engaged in by Seller or an Acquired Company prior to the Effective Time; provided, however, the foregoing shall not be construed to limit Seller’s obligation to indemnify a Buyer Indemnitee for Losses attributable to such practice or procedure prior to the Effective Time.

b.                                      The rights of Buyer Indemnitees and Seller Indemnities to indemnification pursuant to the provisions of Section 7.2(a) and 7.2(b) are subject to the limitations set forth in this Article 7, including the following:

(i)                                     The amount of Losses in respect of a matter will be determined net of any (1) amount on the Final Closing Statement relating to such matter; and (2) amounts actually recovered by Indemnitees under indemnification agreements or arrangements with third parties or under insurance policies with respect to such Losses (and no right of subrogation shall accrue to any such third party indemnitor or insurer hereunder) and (C) an amount equal to the Tax savings or benefits actually realized by the Buyer Indemnitees that is attributable to any deduction, loss, credit or other Tax benefit resulting from or arising out of such Losses. An Indemnified Party shall use commercially reasonable efforts to collect any applicable insurance proceeds and pursue any applicable indemnification claims against third parties (including (1) an assignment to the Responsible Party of its right to pursue claims thereto and (2) providing the Responsible Party with reasonable assistance in pursuing any such assigned claim).

(ii)                                  Buyer Indemnitees shall not be entitled to recover for any Loss pursuant to Section 7.2(a)(i) unless and until the aggregate amount of all Losses which the Buyer Indemnitees would have been entitled to recover under Section 7.2(a)(i) exceeds Two Hundred Twenty-Five Thousand Dollars ($225,000) (the “Basket”) and then only for such Losses that exceed the Basket.

(iii)                               In no event shall the Buyer Indemnitees be entitled to recover more than Six Million Eight Hundred Fifty Thousand Dollars ($6,850,000) in connection with indemnification under Section 7.2(a)(i), except with respect to the Fundamental Representations.

c.                                       Notwithstanding anything to the contrary contained herein, upon any Indemnified Party’s becoming aware of any claim as to which indemnification may be sought by such Indemnified Party pursuant to this Article 7, such Indemnified Party shall utilize all reasonable efforts to mitigate such Losses.

7.6                               Indemnification Payment Adjustments. All indemnification payments under this Article 7 shall be treated as deemed adjustments to the Purchase Price.

7.7                               Materiality Disregarded.  Notwithstanding anything in this Agreement to the contrary, for purposes of Seller’s indemnification obligations under this Article 7, all of the representations and warranties by Seller set forth in this Agreement or any certificate or schedule that are qualified as to “material,” “materiality,” “material respects,” “material adverse effect,” “Material Adverse Effect” or words of similar import or effect shall be deemed to have been made without any such qualification for purposes of determining (i) whether a breach of any representation or warranty has occurred and (ii) the amount of Losses resulting from, arising out of or relating to any such breach of representation or warranty.

7.8                               Exclusive Remedy. Notwithstanding anything else contained in this Agreement to the contrary, the Parties acknowledge and agree that their sole and exclusive remedy after the Closing with respect to any and all claims for monetary damages (and specifically excluding claims for equitable relief) relating to this Agreement (including any breach of the covenants, agreements, representations or warranties set forth herein), the Transaction Documents, the subject matter of this Agreement and the transactions contemplated hereby shall be pursuant to the indemnification provisions of this Article 7. In furtherance of the foregoing, each Party hereby waives, to the fullest extent permitted under Applicable Law, any and all rights, claims and causes of action it may have against the other Party in respect of this Agreement, the Transaction Documents, the subject matter of this Agreement and the transactions contemplated hereby arising under or based upon any law (including any such claims or causes of action arising under or based upon any Environmental Law, common law or otherwise), except to the extent of fraud by any Party. Notwithstanding the foregoing, any dispute regarding the Final Closing Documents shall be resolved in accordance with the provisions of Section 2.7.

7.9                               Exclusion of Limitations. In the event of fraud or willful misconduct by any Person, the limitations set forth in Sections 7.5 and 7.8 shall be inapplicable with respect to any claim in respect thereof.

7.10                        Knowledge and Investigation.  The representations, warranties and covenants under this Agreement and the other Transaction Documents, and any rights and remedies under this Article 7 or otherwise with respect thereto, shall not be affected or diminished by any knowledge of, or any investigation at any time by or on behalf of, the Party or other Person for whose benefit such representations, warranties and covenants were made.

ARTICLE 8

MISCELLANEOUS

8.1                               Negotiation Between Executives. The Parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by negotiation between executives of Parties who, if possible, are at a higher level of management than the persons with direct responsibility for administration of this Agreement. Any Party may give the other Party written notice of any dispute not resolved in the normal course of business.  Within fifteen (15) days after delivery of the notice, the receiving Party shall submit to the other a written response.  The notice and response shall include a statement of the Party’s position with respect to the disputed matter(s) and the name and title of the executive who will act as such Party’s representative. Within thirty (30) days after delivery of the disputing Party’s notice, the representatives of the Parties shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary to attempt to resolve the dispute.  All reasonable requests for information made by one Party to the other will be honored and all negotiations pursuant to this Section 8.1 are confidential and shall be treated as compromise and settlement negotiations for purposes of the Federal Rules of Evidence and State Rules of Evidence.  Subject to the limitations, terms and conditions set forth in this Agreement (including Sections 2.7, 5.6(a)(iii) and 8.7, if the matter has not been resolved by these persons within sixty (60) days of the disputing Party’s notice, or if the Parties fail to meet within thirty (30) days, either Party may initiate litigation.

8.2                               Notices. All notices, requests, claims, demands and other communications required or permitted hereunder shall be in writing and shall be deemed sent, given and delivered (a) immediately if given by personal delivery, (b) one (1) day after deposit with an overnight delivery service, (c) three (3) days after deposit in the mail via registered or certified mail (return receipt requested) to the Parties at the following address (or at such other address for a Party as shall be specified by like notice) and (iv) upon confirmation of receipt if given by electronic mail, facsimile or other customary means of electronic communication as provided below:

If to Seller:                                    Illinois Tool Works Inc.

3600 West Lake Avenue

Glenview, Illinois 60026

Attention: Gary Swink

Facsimile:  847-657-4600

with a copy to (which shall not constitute notice):

Illinois Tool Works Inc.

3600 West Lake Avenue

Glenview, Illinois 60026

Attention: Corporate Secretary

Facsimile:  847-657-4600

If to Buyer:                                c/o Hardinge Inc.

One Hardinge Drive

Elmira, New York  14902-1507

Attention: Richard L. Simons,

President and Chief Executive Officer

Facsimile:  607-378-4706 Email:  RSimons@hardinge.com

with a copy to (which shall not constitute notice):

David J. Murray, Esq.

Phillips Lytle LLP

3400 HSBC Center

Buffalo, New York 14203

Facsimile:716-852-6100

Email: dmurray@phillipslytle.com

or to such other address as any Party shall notify the other Parties (as provided above) from time to time.

8.3                               Exhibits and Schedules. All Exhibits and Schedules hereto, or documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement.

8.4                               Computation of Time. Whenever the last day for the exercise of any privilege or the discharge or any duty hereunder shall fall upon a Saturday, Sunday, or any date on which banks in Chicago, Illinois are authorized to be closed, the Party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day which is a regular Business Day.

8.5                               Expenses. Regardless of whether the transactions provided for in this Agreement are consummated, except as otherwise provided herein, each Party shall pay its own expenses incident to the negotiation, execution and delivery this Agreement and the transactions contemplated herein.  Any transfer, documentary, sales, value added, use, stamp, registration and other such Taxes, recording fees to perfect title of any Registered Business Intellectual Property and all other conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement shall be paid, or caused to be paid, by Seller when due, and Seller shall, at its own expense, file all necessary Tax Returns as provided for herein and other documentation with respect to all such Taxes, fees and charges.

8.6                               Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by the internal laws of the State of Illinois, without reference to the choice of law or conflicts of law principles thereof.  The Parties hereby agree and consent to be subject to the exclusive jurisdiction of the United States District Court for the Northern District of Illinois, and in the absence of such Federal jurisdiction, the Parties consent to be subject to the exclusive jurisdiction of the state courts located in Chicago, Illinois, and hereby waive the right to assert the lack of personal or subject matter jurisdiction or improper venue in connection with any such suit, action or other proceeding.  In furtherance of the foregoing, each of the Parties (a) waives the defense of inconvenient forum, (b) agrees not to commence any suit, action or other proceeding arising out of this Agreement or any transactions contemplated hereby other than in any such court, and (c) agrees that a final judgment in any such suit, action or other proceeding shall be conclusive and may be enforced in other jurisdictions by suit or judgment or in any other manner provided by law.  EACH PARTY IRREVOCABLY AND ABSOLUTELY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR CLAIMS ARISING HEREUNDER OR THEREUNDER, AND AGREES TO TAKE ALL ACTION NECESSARY TO EFFECT SUCH WAIVER.

8.7                               Assignment; Successors and Assigns; No Third Party Rights. Except as otherwise provided herein, this Agreement may not, without the prior written consent of the other Parties, be assigned by operation of law or otherwise, and any attempted assignment shall be null and void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective heirs, successors, permitted assigns and legal representatives. Except as set forth in Section 7.2 hereof, this Agreement shall be for the sole benefit of the Parties and their Affiliates (including the Buyer Designees) and their respective heirs, successors, permitted assigns and legal representatives and is not intended, nor shall be construed, to give any Person, other than the Parties and their Affiliates (including the Buyer Designees) and their respective heirs, successors, assigns and legal representatives, any legal or equitable right, remedy or claim hereunder.

8.8                               Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that all Parties need not sign the same counterpart. Delivery of a copy of this Agreement bearing an original signature by facsimile transmission or by electronic mail in “portable document format” shall have the same effect as physical delivery of the paper document bearing the original signature.

8.9                               Titles and Headings. The titles, captions and table of contents in this Agreement are for reference purposes only, and shall not in any way define, limit, extend or describe the scope of this Agreement or otherwise affect the meaning or interpretation of this Agreement.

8.10                        Entire Agreement. This Agreement, including the Exhibits and Schedules attached thereto, the Transaction Documents, constitute the entire agreement among the Parties with respect to the matters covered hereby and supersedes all previous written, oral or implied understandings among them with respect to such matters.

8.11                        Severability.  The invalidity of any portion hereof shall not affect the validity, force or effect of the remaining portions hereof.  If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, such restriction shall be enforced to the maximum extent permitted by law.

8.12                        No Strict Construction. Each of the Parties acknowledges that this Agreement has been prepared jointly by the Parties, and shall not be strictly construed against any Party.

8.13                        Specific Performance. Each of Seller and Buyer acknowledge and affirm that the rights of each Party to consummate the transactions contemplated hereby are unique and money damages may be inadequate and the non-breaching Party may have no adequate remedy at law in the event any Party’s covenants or agreements contained in this Agreement are not performed by such Party. Accordingly, subject to the limitations, terms and conditions set forth herein (including Section 7.8), the Parties agree that such non-breaching Party shall have the right, in addition to any other rights and remedies existing in their favor at law or in equity, to enforce their rights and the other Party’s obligations hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive and/or other equitable relief.

8.14                        Failure or Indulgence Not a Waiver. No failure or delay on the part of any Party in the exercise of any right hereunder shall impair such right or be construed to be waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or any other right. Except as otherwise provided herein, all rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

8.15                        Amendments. This Agreement may be amended, modified and supplemented by a written instrument authorized and executed on behalf of Buyer and Seller at any time with respect to any of the terms contained herein.

8.16                        No Third Party Liability. This Agreement may only be enforced against the named Parties as well as the Equity Seller Subsidiaries and the Buyer Designees.  All claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), may be made only against the Persons that are expressly identified in the preceding sentence; and no officer, director, shareholder, or employee of any Party (including any person negotiating or executing this Agreement on behalf of a Party) shall have any liability or obligation with respect to this Agreement or with respect to any claim or cause of action (whether in contract or tort) that may arise out of or relate to this Agreement (including a representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement).

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Purchase Agreement to be duly executed as of the day and year first above written.

ILLINOIS TOOL WORKS INC.

By:	/S/ Gary Swink, ITW Group President
Gary Swink, ITW Group President

CHERRY ACQUISITION
CORPORATION

By:	/S/ Edward J. Gaio, Vice President
Edward J. Gaio, Vice President

Signature Page to Purchase Agreement